SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

AVAYA INC.
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[x]  No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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____________________________________________________________________________________
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____________________________________________________________________________________
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211 Mt. Airy Road
Basking Ridge, New Jersey 07920

_____________________

NOTICE OF THE
2007 ANNUAL MEETING OF SHAREHOLDERS
_____________________

December 22, 2006

To our Shareholders:

     The Annual Meeting of Shareholders of Avaya Inc., a Delaware corporation, will be held on Thursday, February 15, 2007 at 8:30 A.M., local time, at The Fairmont San Jose, located at 170 South Market Street, San Jose, California 95113 for the following purposes:

(1)	to elect four nominees to Class 3 of our Board of Directors for a three-year term;

(2)	to consider and act upon a proposal for the ratification of the selection made by our Audit Committee appointing PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2007;

(3)	to consider and act upon a proposal to approve an amendment to the Avaya Inc. 2004 Long Term Incentive Plan;

(4)	to consider and act upon a shareholder proposal if properly presented at the meeting; and

(5)	to transact such other business that may properly come before the meeting and all adjournments or postponements of the meeting.

     The record date for the determination of the shareholders entitled to vote at the meeting is fixed as of the close of business on December 19, 2006.

     A list of shareholders entitled to vote at the Annual Meeting will be open to examination by any shareholder, for any purpose germane to the meeting, at the location of the Annual Meeting on February 15, 2007 and during ordinary business hours for ten days prior to the meeting at our headquarters located at 211 Mt. Airy Road, Basking Ridge, New Jersey 07920.

     Please note that only shareholders and their proxies are invited to attend the Annual Meeting. If you plan to attend the Annual Meeting, please check the box provided on the accompanying proxy card or, if you vote over the Internet or by telephone, follow the instructions provided to indicate that you plan to attend. Whether or not you plan to attend the Annual Meeting, we urge you to complete, sign, date and promptly return the enclosed proxy card or to vote over the Internet or by telephone so that your shares will be represented and voted at the Annual Meeting.

By Order of the Board of Directors

Pamela F. Craven
Secretary

YOUR VOTE IS IMPORTANT.
WE URGE SHAREHOLDERS TO COMPLETE, SIGN, DATE
AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD
OR TO VOTE OVER THE INTERNET OR BY TELEPHONE.

211 Mt. Airy Road
Basking Ridge, New Jersey 07920

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PROXY STATEMENT FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS
_____________________

About the Annual Meeting

Why have I received these materials?

     The accompanying proxy is being mailed and made available electronically to our shareholders on or about December 22, 2006 and is solicited by the Board of Directors (the “Board”) of Avaya Inc. (referred to throughout this Proxy Statement as “Avaya,” “the Company,” “we” or “our”) in connection with our Annual Meeting of Shareholders that will take place on Thursday, February 15, 2007. You are cordially invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

Who is entitled to vote at the Annual Meeting?

     Holders of our common stock (“Common Stock”) as of the close of business on December 19, 2006 will be entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote with respect to each matter to be voted on at the Annual Meeting. On October 2, 2006, there were 451,729,340 shares of Common Stock outstanding.

How do I vote my shares at the Annual Meeting?

     If you are a “record” shareholder of Common Stock (that is, if you hold Common Stock in your own name in Avaya’s stock records maintained by our transfer agent, The Bank of New York), you may complete, sign and date the accompanying proxy card and return it to Avaya or deliver it in person. In addition, you may vote through the Internet or by using a toll-free telephone number by following the instructions included with your proxy card. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for shareholders of record will close at 11:59 P.M. Eastern Standard Time on February 14, 2007.

     “Street name” shareholders of Common Stock (that is, shareholders who hold our Common Stock through a broker or other nominee) who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds their shares and to follow the voting instructions on that form.

     If you are a participant in the Avaya Inc. Savings Plan or Avaya Inc. Savings Plan for Salaried Employees or hold Common Stock in an Avaya Employee Stock Purchase Plan account, you will receive one proxy card for all shares that you own through those savings plans and in your Employee Stock Purchase Plan account. That proxy card will serve as a voting instruction card for the trustees or administrators of each of those plans where all accounts are registered in the same name. If you own shares through either of the savings plans or in an Employee Stock Purchase Plan account and do not vote, the savings plan trustees will vote your plan shares in the same proportion as shares for which instructions were received under each savings plan, and shares held in an Employee Stock Purchase Plan account will be voted in accordance with normal brokerage industry practices.

Can I change my vote after I return my proxy card or after I vote electronically or by telephone?

     Yes. After you have submitted a proxy, you may change your vote at any time before the proxy is exercised by submitting a notice of revocation or a proxy bearing a later date. You may change your vote by: (i) submitting a new proxy card prior to the date of the Annual Meeting, (ii) voting again prior to the time at which the Internet and telephone voting facilities close by following the procedures applicable to those methods of voting, or (iii) attending the Annual Meeting in person and submitting a properly completed ballot at the designated time. In each event, the later submitted vote will be recorded and the earlier vote revoked.

What constitutes a quorum for purposes of the Annual Meeting?

     The presence at the Annual Meeting in person or by proxy of the holders of a majority of the voting power of all outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

What are the voting requirements to elect the Directors and to approve each of the proposals discussed in this Proxy Statement?

     The election of Directors at the Annual Meeting requires the affirmative vote of a plurality of the votes cast at the Annual Meeting by shares represented in person or by proxy and entitled to vote for the election of Directors. However, under our Corporate Governance Guidelines, in an uncontested election, any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election is required to tender his or her resignation for consideration by the Governance Committee and the Board following certification of the shareholder vote. See “Corporate Governance and Related Matters – Certain Corporate Governance Policies – Majority Voting Policy” for more information.

     Each other item to be voted upon at the Annual Meeting requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on the matter for approval.

What are the effects of abstentions and broker non-votes?

     A properly executed proxy marked “ABSTAIN” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention on any matter other than the election of directors will have the effect of a negative vote on that matter.

     If you are a street name shareholder, your bank, broker or other holder of record is permitted to vote your shares on the election of Directors and the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm even if that bank, broker or other holder does not receive voting instructions from you. A bank, broker or other similar holder may not vote on the proposal to amend the Avaya Inc. 2004 Long Term Incentive Plan or the shareholder proposal absent your instructions. Without your voting instructions, a “broker non-vote” will occur. A “broker non-vote” occurs when a bank, broker or other similar holder of record holding shares for a beneficial owner does not vote on a particular proposal because that bank, broker or other holder does not have discretionary voting power for that particular proposal and has not received instructions from the beneficial owner on how to vote the shares. If you hold your shares in street name through a broker or other nominee, shares represented by “broker non-votes” will be counted in determining whether there is a quorum but will not be counted as votes cast on any such proposal.

Who will oversee the voting results?

     IVS Associates, Inc. (Independent Voting Services), 111 Continental Drive, Suite 210, Newark, Delaware 19713 is expected to act as Inspector of Elections and oversee the voting results.

What information do I need to attend the Annual Meeting?

     Only shareholders and their proxies may attend the Annual Meeting. As a result, you will need an admission ticket to attend the Annual Meeting. If you are a record shareholder who received a paper copy of this Proxy Statement, an admission ticket is included with the mailing and is attached to the proxy card. If you are a street name shareholder or if you have received your proxy materials electronically, you may obtain an admission ticket in advance by sending a written request, along with proof of ownership, such as a bank or brokerage account statement or a statement indicating your holdings in an Avaya savings plan or Employee Stock Purchase Plan account, to our transfer agent, The Bank of New York, at Avaya Shareholder Services, P.O. Box 11033, New York, New York 10286-1033. If you arrive at the Annual Meeting without an admission ticket, we will admit you only if we are able to verify that you are an actual Avaya shareholder as of the record date of December 19, 2006.

How does the Board recommend that I vote?

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

  FOR the Directors’ Proposal No. 1 for the election of the nominated Directors, as set forth on page II-6 of this Proxy Statement;

  FOR the Directors’ Proposal No. 2 for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2007, as set forth on page II-8 of this Proxy Statement;

  FOR the Directors’ Proposal No. 3 for the approval of an amendment to the Avaya Inc. 2004 Long Term Incentive Plan, as set forth on page II-9 of this Proxy Statement; and

  AGAINST the shareholder proposal, as set forth on page II-15 of this Proxy Statement.

     At the date this Proxy Statement went to press, the Board had no knowledge of any business other than that described in this Proxy Statement that would be presented for consideration at the Annual Meeting. If any other business should properly come before the Annual Meeting, or any adjournment thereof, the proxy holders will vote on such matters as recommended by the Board, or if no recommendation is given, in their own discretion in the best interests of Avaya.

Who will bear the expense of soliciting proxies?

     Avaya will bear the cost of soliciting proxies in the form enclosed. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic transmission by our employees and by a third-party proxy solicitation company. We have engaged Georgeson Inc., 17 State Street, New York, New York 10004, to assist in the solicitation of proxies at an estimated fee of $12,000 plus disbursements. We may also reimburse brokers holding Common Stock in their names or in the names of their nominees for their expenses in sending proxy materials to the beneficial owners of Common Stock.

What if multiple shareholders share the same address?

     In accordance with notices previously sent to eligible record shareholders who share a single address, we are sending only one annual report and proxy statement to that address unless we received instructions to the contrary from any record shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, upon written or oral request, we will deliver promptly a separate copy of the annual report and proxy statement to a record shareholder who has been householded. Such requests can be made by contacting our transfer agent, The Bank of New York, at 1-866-22-AVAYA (or 1-866-222-8292) or by writing to The Bank of New York at Avaya Shareholder Services, P.O. Box 11033, New York, New York 10286-1033. If you are a record shareholder and would like for your proxy materials to be householded, you can contact our transfer agent at the number and address in the preceding sentence and request information on how to participate in householding for future annual meetings. In addition, if you are a record shareholder who no longer wishes to participate in householding, you can use the above-referenced telephone number and address to notify Avaya that you wish to receive a separate annual report and proxy statement for future annual meetings.

     If you are a street name shareholder and own your shares through a broker or other nominee, you can request to participate in householding, or alternatively can request separate copies of the annual report and proxy statement, by contacting your broker or nominee.

Is there any information that I should know about future annual meetings?

Shareholder Proposals

     Any shareholder who intends to present a proposal at the 2008 Annual Meeting of Shareholders (the “2008 Annual Meeting”) must send the proposal via standard mail, overnight delivery or other courier service, to the Office of the Corporate Secretary at 211 Mt. Airy Road, Room 3C429, Basking Ridge, New Jersey 07920 so that it is received:

  on or before August 23, 2007 if the proposal is submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 for inclusion in our proxy materials for the 2008 Annual Meeting; or

  on or after December 2, 2007 and on or before January 1, 2008, if the proposal is submitted pursuant to Avaya’s by-laws, in which case we are not required to include the proposal in our proxy materials. In order to be considered at the 2008 Annual Meeting, any proposal submitted must comply with the requirements set forth in Avaya’s by-laws.

Electronic Access to Proxy Materials and Annual Reports

     This Proxy Statement and Avaya’s 2006 Annual Report are being made available on Avaya’s Investor Relations website at http://investors.avaya.com. All shareholders (record and street name) can save Avaya the cost of printing and mailing these documents by visiting Avaya’s Investor Relations website and following the instructions on how to sign up for electronic delivery of shareholder materials. In addition, if you are a record shareholder who is voting by telephone or over the Internet, you may choose this option by following the instructions provided. Moreover, if you are a street name shareholder, you may refer to the information provided by the institution that holds your shares and follow that institution’s instructions on how to elect to view future proxy statements and annual reports over the Internet.

Where can I find voting results for the Annual Meeting?

     We will announce preliminary voting results at the conclusion of the meeting and publish final results in our Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”) for the second quarter of fiscal year 2007. We will also post the final results on the Investor Relations website, located at http://investors.avaya.com as soon as practicable after the results have been certified by our proxy tabulator.

Where can I find out more information about Avaya?

     Avaya maintains a corporate website at www.avaya.com, and you can find additional information about Avaya through the Investor Relations website, located at http://investors.avaya.com. Visitors to the Investor Relations website can view and print copies of Avaya’s SEC filings, including periodic and current reports on Forms 10-K, 10-Q and 8-K, as soon as reasonably practicable after those filings are made with the SEC. Copies of the charters for each of our standing committees (Audit Committee, Compensation Committee, Finance Committee and Governance Committee), Avaya’s Corporate Governance Guidelines and Avaya’s Code of Conduct, Operating With Integrity, are all available through the Investor Relations website. Alternatively, our shareholders and other interested parties may obtain, without charge, copies of all of these documents by writing to Investor Relations at the Company’s headquarters. Please note that the information contained on Avaya’s websites is not incorporated by reference in, or considered to be a part of, this document.

I. PROPOSALS

PROPOSAL - 1

Directors’ Proposal to Elect Directors

     Our Board of Directors is currently comprised of thirteen members divided into three classes — Class 1, Class 2 and Class 3, with each class serving for a full three-year term. Messrs. Landy, Leslie and Terracciano and Dr. Stanzione are each Class 3 Directors who are nominees for election at the Annual Meeting. If elected by our shareholders, they will serve until our 2010 annual meeting. The Class 1 Directors will be considered for reelection at our 2008 annual meeting and the Class 2 Directors will be considered for re-election at our 2009 annual meeting.

     Directors will be elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting by the shares represented in person or by proxy and entitled to vote for the election of Directors. However, under our Corporate Governance Guidelines, in an uncontested election, any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election is required to tender his or her resignation for consideration by the Governance Committee and the Board following certification of the shareholder vote. See “Corporate Governance and Related Matters – Certain Corporate Governance Policies – Majority Voting Policy” for more information.

     Messrs. D’Ambrosio and Thurk were each appointed to the Board effective November 2, 2006 as Class 2 and Class 1 Directors, respectively. Donald K. Peterson, our former Chairman, was a Class 3 Director. Effective September 30, 2006, Mr. Peterson stepped down from that position and therefore has not been nominated to stand for re-election to the Board.

Information with Respect to Nominees and Continuing Directors

     The following table sets forth information as to persons who serve as our Directors.

Name	Age	Position	Board Class	Term Expires
Philip A. Odeen	71	Chairman of the Board and Lead Director	1	2008
Bruce R. Bond	60	Director	2	2009
Louis J. D’Ambrosio	42	Director, President and Chief Executive Officer	2	2009
Frank J. Fanzilli	50	Director	2	2009
Joseph P. Landy	45	Director	3	2007
Mark Leslie	60	Director	3	2007
Hellene S. Runtagh	58	Director	1	2008
Daniel C. Stanzione	61	Director	3	2007
Paula Stern	61	Director	1	2008
Anthony P. Terracciano	68	Director	3	2007
Michael C. Thurk	53	Director and Chief Operating Officer	1	2008
Richard F. Wallman	55	Director	1	2008
Ronald L. Zarrella	57	Director	2	2009

Nominees for election and re-election at this Annual Meeting (Class 3)

     Joseph P. Landy — Mr. Landy has been a Director of Avaya since January 2003. Mr. Landy has been a managing member of Warburg Pincus LLC since October 2002 and has been co-president of Warburg Pincus LLC since April 2002. From September 2000 to April 2002, Mr. Landy served as an executive managing director of Warburg Pincus LLC. Mr. Landy has been with Warburg Pincus LLC since 1985. Mr. Landy was first appointed to Avaya’s Board in January 2003 after being nominated for election to our Board by the Warburg Pincus Entities in connection with the transactions described under “Corporate Governance and Related Matters—Certain Relationships and Related Party Transactions—Warburg Pincus Entities.” On the Board’s own motion, Mr. Landy has been nominated for re-election at the Annual Meeting.

     Mark Leslie — Mr. Leslie has been a Director of Avaya since July 2001. Since February 2001, Mr. Leslie has been the Managing Director of Leslie Ventures, a private investment company. He is also an adjunct professor at Stanford Graduate School of Business. Mr. Leslie was Chairman of the Board of Veritas Software Corporation (“Veritas”) from April 1997 until December 2001. Mr. Leslie is also a director of Network Appliance, Inc.

     Daniel C. Stanzione — Dr. Stanzione was re-appointed by the Board as a Director of Avaya in August 2006. He previously served as a Director of Avaya from September 2000 until February 2006, when he resigned for personal reasons. Dr. Stanzione is President Emeritus of Bell Laboratories, where he began his career in 1972. Dr. Stanzione is also a Director of Quest Diagnostics, Incorporated and InterNAP Network Services Corporation.

     Anthony P. Terracciano — Mr. Terracciano has been a Director of Avaya since February 2003. Mr. Terracciano served on the board of directors of American Water Works Company Inc. from 1997, and held the position of Vice Chairman of that company from 1998, until its acquisition by Thames Water in January 2003. From July 2000 to January 2002, he was chairman of Dime Bancorp, and he has previously held executive positions with Riggs Bank, First Union Corporation, First Fidelity Bancorporation, Mellon Bank Corp. and Chase Manhattan Bank. Mr. Terracciano previously served as a Director of Avaya as a nominee of the Warburg Pincus Entities, but he resigned as a Director effective December 19, 2002 in connection with transactions discussed under “Corporate Governance and Related Matters — Certain Relationships and Related Party Transactions.” On the Board’s own motion, Mr. Terracciano was subsequently re-elected to the Board in February 2003 with no affiliation to the Warburg Pincus Entities. Mr. Terracciano is also a Director of IKON Office Solutions, Inc. and Knoll, Inc.

Directors with Terms Expiring in 2008 (Class 1)

     Philip A. Odeen — Mr. Odeen has been a Director of Avaya since October 2002. Effective October 1, 2006, he was appointed the Non-executive Chairman of the Board. He also currently serves as the Board’s Lead Director. Mr. Odeen was previously Acting Chief Executive Officer of QinetiQ North America, a subsidiary of UK-based QinetiQ Holdings Limited, a provider of defense technology and security solutions, from October 2005 until June 2006. Mr. Odeen was the non-executive Chairman of The Reynolds and Reynolds Company (“Reynolds and Reynolds”) from July 2004 until its sale to Universal Computer Systems Holding, Inc. in October 2006 and was previously the acting Chief Executive Officer of Reynolds and Reynolds from July 2004 to January 2005. Mr. Odeen served as Chairman of TRW, Inc. (“TRW”) from February 2002 until its acquisition by Northrop Grumman Corporation in December 2002. Mr. Odeen was Executive Vice President of Washington Operations of TRW from 2000 to 2002. Mr. Odeen is also a Director of The AES Corporation, Convergys Corporation and Northrop Grumman Corporation.

     Hellene S. Runtagh — Ms. Runtagh has been a Director of Avaya since February 2003. Ms. Runtagh served as President and Chief Executive Officer of the Berwind Group (“Berwind”) from 2001 to 2002. Prior to joining Berwind, Ms. Runtagh was Executive Vice President of Universal Studios from 1999 to 2001. Ms. Runtagh is also a Director of Lincoln Electric Holdings, Inc. and Neustar Inc.

     Paula Stern — Dr. Stern has been a Director of Avaya since December 2002. Dr. Stern has been Chairwoman of The Stern Group, Inc., a Washington, D.C-based economic analysis and international business and trade advisory firm, since 1988. Dr. Stern has held several high-level government positions dealing with international trade and foreign policy, including commissioner and chairwoman of the U.S. International Trade Commission. Dr. Stern is also a Director of Avon Products, Inc. and Hasbro Inc.

     Michael C. Thurk — Mr. Thurk has been a Director of Avaya since November 2006 and has been our Chief Operating Officer since July 2006. He was previously our Senior Vice President and President, Global Communications Solutions from November 2005 until July 2006. From October 2004 until November 2005, Mr. Thurk was our Group Vice President, Global Communications Solutions. Mr. Thurk was our Group Vice President, Enterprise Communications Group from August 2002 until September 2004. Mr. Thurk was our Group Vice President, Systems, from January 2002 until July 2002. From June 1998 until December 2001, Mr. Thurk held various positions at Telefonaktiebolaget LM Ericsson including President, Ericsson Datacom Inc. and Vice President, Division Data Backbone and Optical Networks.

     Richard F. Wallman — Mr. Wallman has been a Director of Avaya since December 2003. Mr. Wallman served as Senior Vice President and Chief Financial Officer of Honeywell International Inc. (and its predecessor AlliedSignal Inc.) from 1995 to July 2003. Mr. Wallman is also a Director of Ariba, Inc., ExpressJet Holdings, Inc., Hayes Lemmerz International, Inc. and Lear Corporation.

Directors with Terms Expiring in 2009 (Class 2)

     Bruce R. Bond — Mr. Bond has been a Director of Avaya since February 2003. Mr. Bond is a retired executive with 23 years of experience in the Bell System and telecommunications industry. Mr. Bond serves as a Trustee of Black Rock Investments.

     Louis J. D’Ambrosio — Mr. D’Ambrosio has been a Director of Avaya since November 2006 and has been our President and Chief Executive Officer since July 2006. Mr. D’Ambrosio was previously our Senior Vice President and President, Global Sales and Marketing from November 2005 until July 2006. From January 2004 until November 2005, Mr. D’Ambrosio was our Group Vice President, Global Sales, Channels and Marketing. From December 2002 until December 2003, Mr. D’Ambrosio was our Group Vice President, Avaya Global Services. Prior to December 2002, Mr. D’Ambrosio served in a number of executive positions with International Business Machines Corporation, including most recently as Vice President of Worldwide Sales and Marketing—Software Business.

     Frank J. Fanzilli — Mr. Fanzilli has been a Director of Avaya since August 2006. Mr. Fanzilli has been a director of Interwoven, Inc. since July 2002 and has served as its non-executive chairman since March 2006. Previously, he spent eighteen years at Credit Suisse First Boston where he most recently served as the global chief information officer and a managing director until his retirement in April 2002. Mr. Fanzilli is also a Director of CommVault Systems, Inc.

     Ronald L. Zarrella — Mr. Zarrella has been a Director of Avaya since February 2002. Since November 2001, Mr. Zarrella has been Chairman and Chief Executive Officer of Bausch & Lomb Incorporated. Prior to that, he spent seven years with General Motors Corporation where, from 1998 through 2001, he was Executive Vice President and President of General Motors North America.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
THE ELECTION OF MESSRS. LANDY, LESLIE AND TERRACCIANO AND DR. STANZIONE.

PROPOSAL - 2

Directors’ Proposal for the Ratification of the Selection of the Independent Registered
Public Accounting Firm

     The Board of Directors is asking shareholders to consider and act upon a proposal to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2007. PwC was our independent registered public accounting firm for the fiscal year ended September 30, 2006 and has audited our consolidated financial statements since we became a publicly traded company in September 2000. For additional information regarding services provided to the Company by PwC, please see “Corporate Governance and Related Matters–Audit Committee Information.”

     Although current law, rules and regulations, as well as the Charter of the Audit Committee, require Avaya’s independent registered public accounting firm to be engaged and supervised by the Audit Committee, the Board is submitting the selection of PwC for ratification by shareholders as a matter of good corporate practice. In the event of a negative vote on this proposal, the Audit Committee will reconsider its selection of the external auditor and may conclude that it is in the best interests of Avaya to retain PwC for the current fiscal year. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Avaya and its shareholders.

     Representatives of PwC are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
FOR THE PROPOSAL TO RATIFY THE SELECTION OF PWC AS THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2007.

PROPOSAL - 3

Directors’ Proposal to Approve an Amendment to the Avaya Inc. 2004 Long Term Incentive Plan

Background

     The Board of Directors is asking shareholders to approve an amendment to the Avaya Inc. 2004 Long Term Incentive Plan (the “Plan”) to increase the number of shares available for awards under the Plan by 26 million shares. No other amendments to the Plan are being proposed. This amendment to the Plan was approved by the Board on November 2, 2006 and will become effective upon receipt of the approval of Avaya’s shareholders at the Annual Meeting. In the event that the required vote of the shareholders to approve the amendment to the Plan is not obtained, the amendment to the Plan will not become effective and the Company will continue to make grants of awards pursuant to the terms of the Plan as currently in effect and subject to applicable law.

     The following is a summary of the principal provisions of the Plan as it exists and a brief description of the proposed amendment. The full text of the Plan as amended has been filed electronically with the SEC as an exhibit to this Proxy Statement.

Proposed Amendment

     At this time, shareholders are being asked to approve an amendment to the Plan to authorize an additional 26 million shares for issuance in connection with awards made to eligible participants. The Company believes that additional shares are required to support the continuation of the Plan through its termination date of October 1, 2013. For information regarding shares currently available for issuance under the Plan, please see “—New Plan Benefits” below. All other terms and conditions of the Plan will remain unchanged. Set forth below are certain of the material terms and features of the Plan.

Administration

     The Plan is administered by the Compensation Committee.

Term

     The term of the Plan is the period beginning February 26, 2004 (the date the Plan was approved by our shareholders) and ending on October 1, 2013.

Eligibility

     The Compensation Committee may select (i) executive officers and other employees actively employed by Avaya or its subsidiaries and (ii) Non-employee Directors to receive awards under the Plan. As of September 30, 2006, approximately 18,500 officers, employees and Non-employee Directors were eligible to participate in the Plan.

Awards

     The Plan provides for the grant of options, stock appreciation rights, restricted stock awards, stock retainers for Non-employee Directors, performance awards, dividend equivalents and other stock unit awards, as such terms are defined in the Plan.

Shares Available as Originally Approved by Shareholders

     As originally approved by shareholders and as currently in effect, the Plan has available 29 million shares for issuance in connection with awards made to eligible participants (subject to adjustment as provided below). Any shares granted as options (other than options with an exercise price of less than the fair market value of a share of Common Stock on the date of grant) or stock appreciation rights are counted against this limit as one share for every one share granted. Any shares granted as awards other than options or stock appreciation rights are counted against this limit as one and thirty-five hundredths (1.35) of a share for every one share granted; provided that for each option granted with an exercise price of less than the fair market value of a share of Common Stock on the date of grant, the number of full shares representing the aggregate value of the discount on the date of grant are counted against this limit as one and thirty-five hundredths (1.35) of a share for every one share granted. If any shares of our Common Stock are subject to an award, including an award under any of the predecessor plans that were incorporated into the Plan (the “Prior Plans”) that was made prior to and remains outstanding as of the effective date of the Plan, that is forfeited, settled in cash, expires, or is otherwise terminated without the issuance of shares of our Common Stock, the shares of our Common Stock subject to that award will again be available for grant under the Plan if no participant has received any benefits of ownership in respect of those shares. In addition, the number of shares available for awards under the Plan will be increased by (i) the number of shares that the Company repurchases in the open market or otherwise with proceeds received from option exercises, (ii) shares that are tendered or withheld to pay the exercise price or purchase price of an award or to settle tax withholding or other obligations arising in connection with an award and (iii) shares of Common Stock that are not otherwise issued pursuant to an award, in each case including with respect to awards made under any of the Prior Plans prior to and remaining outstanding as of the effective date of the Plan.

     Any shares of our Common Stock issued under the Plan, including in connection with substitute awards, may consist, in whole or in part, of authorized and unissued shares of our Common Stock, shares purchased in the open market or otherwise, treasury shares, or any combination of the foregoing as the Board or the Compensation Committee may from time to time determine.

     In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off or other similar transaction or other change in corporate structure affecting the shares of our Common Stock, an adjustment will be made in the aggregate number, class and kind of shares of our Common Stock or other consideration which may be delivered under the Plan, in the number, class, kind and option or exercise price of shares of our Common Stock subject to outstanding awards, and in the number, class and kind of shares of our Common Stock subject to awards granted under the Plan, as might be determined to be appropriate by the Compensation Committee, in its sole discretion; provided that the number of shares of our Common Stock subject to any award will always be a whole number.

     The number of shares available for grants under the Plan or to a participant in any fiscal year will not be reduced by awards granted or shares issued by the Company through the assumption of, or in substitution or exchange for, awards or the right or obligation to make future grants of awards in connection with the acquisition of another corporation or business entity.

Options; Stock Appreciation Rights

     Options to purchase shares of our Common Stock may be granted under the Plan, either alone or in addition to other awards. Except in the case of substitute awards, the purchase price per share of our Common Stock purchasable under an option will be determined by our Compensation Committee, in its sole discretion. However, the purchase price will not be less than seventy-five percent (75%) of the fair market value, as defined in the Plan, of a share of our Common Stock on the date of the grant of the option. The term of each option will be fixed by our Compensation Committee in its sole discretion, but no option will be exercisable after the expiration of seven years from the date of grant. Options will be exercisable at such time or times as determined by our Compensation Committee at or subsequent to grant. Subject to the other provisions of the Plan and any applicable award agreement, any option may be exercised by the participant in such form or forms, including, without limitation, payment by delivery of cash or shares of our Common Stock or by any combination of cash or shares of our Common Stock.

     In its sole discretion, our Compensation Committee may provide at the time of grant that the shares of Common Stock to be issued upon an option’s exercise will be in the form of restricted stock or other similar securities, or may reserve the right so to provide after the time of grant. Upon termination of employment, other than for death, disability or retirement, a participant forfeits all unexercisable options and may exercise all exercisable options by the earlier of 90 days following such termination or the original expiration date of the options, except that, if the termination is the result of some actions initiated by us, the participant may exercise a portion of the previously unexercisable options within that period. Any repricing (as defined under the New York Stock Exchange (“NYSE”) listing standards) of options or stock appreciation rights that are granted pursuant to the terms of the Plan will be subject to the approval of the Company’s shareholders.

     Stock appreciation rights may be granted to participants either alone or in addition to other awards and may, but need not, relate to a specific option or other award. Any stock appreciation rights related to an option may be granted at the same time such option is granted or at any time thereafter before exercise or expiration of such option. Our Compensation Committee may impose such conditions or restrictions on the exercise of any stock appreciation right as it may deem appropriate. To date, no stock appreciation rights have been granted under the Plan.

Performance Shares of Common Stock

     Performance-based equity awards may be issued to participants for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other awards granted under the Plan. The performance criteria to be achieved during any performance period under the Plan and the length of the performance period will be determined by our Compensation Committee upon the grant of each performance award, but no performance period may be fewer than twelve months or greater than five years. Performance awards generally will be distributed only after the end of the relevant performance period. Performance awards may be paid in cash, Common Stock, other property or any combination thereof, in the sole discretion of our Compensation Committee at the time of payment. Performance awards may be paid in a lump sum or in installments following the close of the performance period.

Other Stock Unit Awards

     Other awards of shares of Common Stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of our Common Stock or other property may be granted to participants, either alone or in addition to other awards. Other stock unit awards may be paid in shares of our Common Stock, other securities, cash or any other form of property as the Compensation Committee may determine. Our Compensation Committee may impose those conditions or restrictions on the exercise of any other stock award as the Committee may deem appropriate.

Restricted Shares of Common Stock

     Restricted stock awards may be issued to participants for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other awards granted under the Plan. Except as otherwise determined by our Compensation Committee at the time of grant, upon termination of employment for any reason during the restriction period, all restricted stock awards still subject to restriction will be forfeited by the participant and reacquired by us.

Awards to Non-employee Directors

     The Plan provides that Non-employee Directors are eligible to receive awards under the Plan. To the extent deemed appropriate by the Compensation Committee, awards may be granted to Non-employee Directors upon commencement of service on the Board. In addition, Non-employee Directors are eligible to receive retainer awards for continued service on the Board. Retainer awards granted pursuant to the Plan shall be made annually each March 1.

Awards to “Covered Employees”

     The Plan provides that, if the Compensation Committee determines at the time that an award, other than an option or stock appreciation right with an exercise price not less than 100% of the fair market value of a share of Common Stock on the date of grant, is established for a participant and such participant is, or may be as of the end of the tax year in which Avaya would claim a tax deduction in connection with such award, a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”) (i.e., the Chief Executive Officer or one of Avaya’s vice presidents), then the Compensation Committee shall make the grant of the award subject to the Company attaining specified levels of one or any combination of the following for the relevant performance period: net income; net cash provided by operating activities; earnings per share from continuing operations; operating income; revenues; gross margin; return on operating assets; return on equity; economic value added; stock price appreciation; total shareholder return (measured in terms of stock price appreciation and dividend growth); or cost control, of the Company or the subsidiary or division of the Company for or within which the covered employee is primarily employed. The Compensation Committee will establish these performance goals within 90 days following the date of commencement of the applicable performance period, or by such earlier time as is prescribed by Section 162(m) of the Code or the regulations thereunder in order for the level to be considered “pre-established.” The Committee, may, in its discretion, reduce the amount of any award subject to this section based on such criteria as it determines, including, but not limited to, individual merit. No participant may receive in any 36-month period during the term of the Plan beginning with the date the Plan was approved by the shareholders awards with respect to more than, in each case in the aggregate, (i) 1,500,000 shares of our Common Stock, (ii) $15 million in cash, other securities of the Company or other forms of property, or (iii) options or stock appreciation rights on more than 5,000,000 shares of our Common Stock.

Change in Control

     The Plan generally provides that, unless our Compensation Committee determines otherwise at the time of grant with respect to a particular award, in the event of a “change in control,” (i) any options and stock appreciation rights outstanding as of the date the change in control is determined to have occurred will become fully exercisable and vested; (ii) the restrictions and deferral limitations applicable to any restricted stock awards will lapse; (iii) all performance awards will be considered to be earned and payable in full, and any deferral or other restriction will lapse and such performance awards will be immediately settled or distributed; and (iv) the restrictions and deferral limitations and other conditions applicable to any other stock unit awards or any other awards will lapse, and such other stock unit awards or other awards will become free of all restrictions, limitations or conditions and become fully vested and transferable. Please see “Executive Compensation and Other Information — Employment Contracts and Change in Control Arrangements — Change in Control Arrangements” for the definition of “change in control” under the Plan.

Other Key Provisions

     Our Board may amend, alter or discontinue the Plan, but no amendment, alteration, or discontinuation may be made that would impair rights under an award previously granted under the Plan without the consent of an affected participant. Subject to the provisions of the Plan and any award agreement, the recipient of an award, including, without limitation, any deferred award may, if so determined by our Compensation Committee, be entitled to receive, currently or on a deferred basis, interest or dividends, or interest or dividend equivalents, with respect to the number of shares of our Common Stock covered by the award, and our Compensation Committee may provide that such amounts, if any, will be deemed to have been reinvested in additional shares of our Common Stock or otherwise reinvested. Unless otherwise specified by the Compensation Committee in the applicable award agreement, an award granted under the Plan to a participant may not be assigned other than by will or the laws of descent and distribution, and during the lifetime of the participant an award can only be exercised by that participant or his or her guardian or legal representative. However, an option granted to a Non-employee Director may be transferred in accordance with rules established by the Company to one or more of the Director’s immediate family members, to a partnership of which the only partners are members of that immediate family or to a trust established by the Non-employee Director for the benefit of one or more members of that immediate family.

Market Value

     The per share closing price of our Common Stock on the New York Stock Exchange on December 1, 2006 was $12.73.

New Plan Benefits

     During fiscal 2006, the following equity awards were made under the Plan to the following groups:

			Shares of
		Restricted Stock Units	Common Stock issued in
		(Including Performance-	connection
	Stock Options	Vesting Awards)	with Director fees
All named executive officers as a group (1)	1,530,601	980,073	0
All Non-employee Directors as a group (2)	0	4,450	82,789
All employees, excluding named executive
officers, as a group	4,972,813	1,883,378	0

____________________

(1)	For additional information regarding awards made during fiscal 2006 to the named executive officers, see “Executive Compensation and Other Information – Summary Compensation Table,” “ Option Grants in Fiscal 2006” and “Long-Term Incentive Plans– Awards in Fiscal 2006.”

(2)	For additional information regarding awards made during fiscal 2006 to Non-employee Directors, see “Corporate Governance and Related Matters – Board of Directors’ Compensation.”

     As of December 1, 2006, the following remain outstanding under the Plan: (i) an aggregate of 51,931,955 options at a weighted average purchase price of $14.27 with a weighted average remaining life of 4.18 years; (ii) 6,607,732 unvested restricted stock units; and (iii) 1,557,815 shares held in deferred compensation accounts. At issuance, these amounts would increase the total number of shares of our Common Stock outstanding, which, as of December 1, 2006, was 454,086,399 shares. Also as of December 1, 2006, 6,872,968 shares of Common Stock (subject to adjustment as permitted by the terms of the Plan) remain available for issuance under the Plan through its October 1, 2013 termination date, without giving effect to the amendment being proposed.

     The values shown above for unvested restricted stock units and shares available for issuance under the Plan as of December 1, 2006 assume that outstanding performance-vesting awards vest based on the achievement of 100% of target. Assuming those awards were to vest with a payment at the maximum potential payout, the number of outstanding unvested restricted stock units would be 6,969,474 and the number of shares available for issuance under the Plan would be 6,384,617, each as of December 1, 2006.

Federal Income Tax Consequences

     General

     Avaya believes that, under present law, the following are the U.S. federal income tax consequences generally arising with respect to stock options. The grant of a stock option will create no tax consequences for a participant or Avaya. Upon exercising a stock option, a participant must recognize ordinary income equal to the difference between the fair market value of the Common Stock on the date of exercise and the exercise price. Avaya will be entitled to a deduction for the same amount. The treatment to a participant of a disposition of Common Stock acquired through the exercise of a stock option depends on how long the shares were held. Generally, there will be no tax consequence to Avaya in connection with a disposition of shares of Common Stock acquired under a stock option.

     Similarly, the grant of a stock appreciation right or the grant of a restricted stock unit will create no tax consequences for a participant or Avaya. Upon the actual receipt of the underlying shares of Common Stock with respect to either of these awards, the participant must recognize ordinary income equal to the difference between the fair market value of the shares received and the price paid for the shares, if any. Avaya will be entitled to a deduction for the same amount. The fair market value of the shares that the participant receives will become the tax basis in those shares for federal income tax purposes. The participant will generally recognize capital gain or loss upon the sale as measured by the difference between the sales price and the participant’s basis in the shares.

     Section 409A of the Code

     To the extent that any payments or benefits provided under the Plan are considered deferred compensation subject to Section 409A of the Code, Avaya intends for the Plan to comply with the standards for nonqualified deferred compensation established by Section 409A, which we refer to as the 409A Standards. To the extent that any terms of the Plan would subject participants to gross income inclusion, interest or an additional tax pursuant to Section 409A, those terms are to that extent superseded by the 409A Standards.

Certain Limitations on Deductibility of Compensation

     In accordance with Section 162(m) of the Code, the deductibility for federal corporate tax purposes of compensation paid to certain individual executive officers of the Company in excess of $1 million in any year may be restricted, subject to certain exceptions. One exception applies to certain performance-based compensation, provided that this compensation has been approved by stockholders in a separate vote and certain other requirements are met, such as equity awards granted under the Plan. The Company believes that it is in the best interests of the Company’s shareholders to meet the requirements for deductibility of Section 162(m) while still maintaining the goals of the Company’s compensation programs. Accordingly, where it has been deemed necessary and in the best interests of the Company to continue to attract and retain the best possible executive talent, and to motivate such executives to achieve the goals inherent in the Company’s business strategy, the Compensation Committee may approve compensation to executive officers which exceeds the limits of deductibility.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE FOR THE PROPOSAL TO AMEND THE
AVAYA INC. 2004 LONG TERM INCENTIVE PLAN.

PROPOSAL - 4

Shareholder Proposal on Executive Compensation

     A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement are set forth verbatim below. The Board and the Company accept no responsibility for the contents of the proposed resolution or the supporting statement. Approval of this proposal would require the affirmative vote of a majority of the shares of Avaya common stock voting on the proposal in person or by proxy at the Annual Meeting.

     The Company will provide the name and address of the proponent of the shareholder proposal and the number of shares the proponent holds promptly upon oral or written request for such information. Requests may be sent to the Corporate Secretary, Avaya Inc., 211 Mount Airy Road, Room 3C429, Basking Ridge, New Jersey 07920, or submitted by calling (908) 953-6000.

Shareholder Proposal

     Resolved: The shareholders of Avaya Inc. (“Company”) request that the Board of Directors’ Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), that incorporates the following principles:

1.	The performance criteria of the annual incentive component of the Plan should be benchmarked against peer group financial performance, and provide that no annual bonus shall be awarded unless the Company exceeds the median or mean performance of the selected group of peer companies;

2.	The financial and/or stock price performance criteria of the long-term equity compensation component of the Plan should be benchmarked against peer group performance, and any options, restricted shares, or other equity compensation used should be structured so compensation is received only when Company performance exceeds the median or mean performance of the peer group companies;

3.	Company disclosure documents should allow shareholders to monitor the correlation between pay and performance established in the Plan.

Supporting Statement Submitted by the Shareholder Proponent

     In a well-conceived executive compensation plan, there is a close correlation between the pay and corporate performance. The Company has stated that executive compensation for senior executives should promote value for its shareholders.

     We believe that the failure to tie executive compensation to superior corporate performance has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value. According to The Corporate Library’s annual CEO Pay Surveys, the median increase in CEO total compensation for S&P 500 companies from 2004 to 2005 was 3.66%, from 2003 to 2004 was 30.15%, and from 2002 to 2003 was 22.18%.

     We believe pay-for-average-performance and escalating executive compensation result from two common and related executive compensation practices.

     First, senior executive total compensation levels are targeted at peer group median levels instead of above those levels. Second, the performance criteria in the incentive compensation portions of the plans, which typically deliver the vast majority of total compensation, are calibrated to deliver a significant portion of the targeted amount without adequate benchmarks. This combination marries less than demanding performance criteria with generous total compensation targets.

     We believe the Company fails to promote the pay-for-superior-performance principle. Company share price declined 13.95% between the end of 2002 and the end of 2005. During this period, compensation for CEO Donald K. Peterson increased 103.43% (not including the value of stock options) and 121.04% (including the value of stock options).

     This Proposal offers a straightforward solution: The Compensation Committee should establish and disclose meaningful performance criteria on which to base annual and long-term incentive senior executive compensation and then set and disclose performance benchmarks to provide for awards or payouts only when the Company exceeds peer group performance. We believe that only a plan to reward superior corporate performance will help moderate executive compensation and focus senior executives on building sustainable long-term corporate value.

Your Company’s Statement in Opposition to the Shareholder Proposal

     After careful consideration, the Board believes that this proposal is not in the best interests of Avaya or its shareholders. First, we believe that the Company appropriately benchmarks executive compensation. Second, we believe that the Compensation Committee requires flexibility to assign different performance metrics to different types of compensation. Third, we believe the proposal fails to consider the many factors relevant to evaluating the Company’s performance along with the performance reported by peer companies. Finally, we believe that implementation of the proposal would severely limit the Compensation Committee’s flexibility to establish a compensation program reasonably designed to attract, motivate and retain executive officers.

     Avaya Benchmarks Executive Compensation

     As set forth in the Compensation Committee’s Report on Executive Compensation of this Proxy Statement (see “Executive Compensation and Other Information – Report on Executive Compensation”), the Company emphasizes a pay for performance philosophy, and the Compensation Committee already benchmarks compensation against a relevant peer group of companies.

     For fiscal 2006, the peer group of companies was comprised of: Affiliated Computer Services, Inc., Bearing Point, Inc., CA, Inc. (formerly Computer Associates International, Inc.), DST Systems, Inc., EMC Corporation, Fiserv, Inc., IKON Office Solutions, Inc., Intuit Inc., Level 3 Communications, Inc., NCR Corporation, Nortel Networks Corporation, Pitney Bowes Inc., Symantec Corporation and Unisys Corporation. In relation to the Peer Group, Avaya is between the median and 75th percentile in terms of revenues and below the 25th percentile in terms of market capitalization. In addition to benchmarking against this peer group, the Compensation Committee evaluates executive compensation by reviewing national surveys that cover a broader group of companies.

     Different Metrics Apply to Different Forms of Compensation

     In addition to using external benchmarks, the Compensation Committee also considers different performance metrics for different types of compensation. For example, in the case of annual incentive compensation, the Committee measures performance based on specific annual targets for revenue growth, operating income and cash flow. The Committee does not believe that a measure based on performance against a peer group of companies is suitable for short-term incentives because shareholder value tends to accumulate over time and a single year’s performance may incorporate volatility that is not reflected in long-term returns to shareholders.

     On the other hand, the Compensation Committee does believe that a measure of total shareholder return compared with a peer group of companies may be appropriate for certain long-term incentives. Accordingly, in fiscal 2007 the Compensation Committee has modified the metrics on which the vesting of grants of performance-vesting restricted stock unit awards are based. Previous awards of performance-vesting restricted stock units made by the Company provide for vesting if certain earnings per share targets are achieved over a three-year period. See, for example, “Executive Compensation and Other Information – Long-Term Incentive Plans – Awards in Fiscal 2006.” However, vesting of awards of performance-vesting restricted stock units made in fiscal 2007 is based on the achievement of certain total shareholder return metrics over a three-year period as compared with a peer group of companies consisting of the S&P 500 Information Technology Index.

      Performance may not be Comparable

     The Compensation Committee also believes that mere mathematical averages may not be sufficient to ascertain performance versus a peer group. Each company reports financial information differently, based on its own experiences during the fiscal year. Extraordinary or non-recurring items incurred by one company may cause financial performance to appear better or worse than it actually is compared to that of another company. Limiting the receipt of cash or equity compensation only to those situations where performance exceeds the median or mean performance of a selected group of peer companies is arbitrary and may result in situations where executives are unnecessarily penalized, rather than rewarded, for their efforts or vice versa. In fiscal 2007, the Compensation Committee has chosen to apply total shareholder return to a portion of long-term compensation and to use an index rather than compiling companies in a peer group inasmuch as the Company has no true comparables but the index best captures the industry in which the Company operates.

The Compensation Committee Actively Exercises its Responsibility for Establishing Executive Officer Compensation

     The Compensation Committee is responsible for discharging the Board’s responsibilities relating to the compensation of executive officers and analyzes each element of compensation separately—whether salary, benefits or long- or short-term incentives—as well as in the aggregate as part of a total compensation package.

     Total compensation must be competitive to attract the best talent to Avaya, motivate employees to perform at their highest levels, reward outstanding achievement and retain those individuals with the leadership abilities and skills necessary for growing the Company. The Compensation Committee has demonstrated its willingness to adapt its compensation programs, having first introduced performance-vesting restricted stock units in fiscal 2005 and now adopting a total shareholder return measure in fiscal 2007. The proposal, on the other hand, would apply a one-size-fits-all approach to all components of incentive compensation and would deprive the Compensation Committee of the flexibility it needs and has demonstrated that it will apply to determine what are the appropriate metrics to be applied to each of the various elements of executive compensation.

     Conclusion

     In the highly-competitive telecommunications technology industry, the Board believes that Avaya’s current short-and long-term compensation programs work well in motivating, attracting and retaining talent, including executive officers. The Board believes that it is in the best interests of shareholders to provide the Company with the flexibility and discretion to use performance-based and other incentive compensation tools as appropriate based on the circumstances and information available at the time. For these reasons, the Board believes that the adoption of the shareholder proposal is both unnecessary and detrimental to the long-term interests of the Company’s shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
AGAINST THIS PROPOSAL FOR THE REASONS DISCUSSED ABOVE.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED
AGAINST THIS PROPOSAL UNLESS A SHAREHOLDER INDICATES
OTHERWISE IN VOTING THE PROXY.

II. CORPORATE GOVERNANCE AND RELATED MATTERS

CERTAIN CORPORATE GOVERNANCE POLICIES

Corporate Governance Guidelines

     The Board of Directors has adopted the Corporate Governance Guidelines (the “Guidelines”), which provide a framework for Avaya’s corporate governance initiatives and cover topics including, but not limited to, Board and committee composition, Director compensation and Director tenure. The Governance Committee of the Board is responsible for overseeing and reviewing the Guidelines and reporting and recommending to the Board any changes to the Guidelines.

     The Guidelines provide that a majority of the members of the Board must meet the criteria for independence as required by applicable law and NYSE listing standards. No Director qualifies as independent unless the Board determines that the Director has no direct or indirect material relationship with the Company. In making its determination, the Board applies the following standards, in addition to any other relevant facts and circumstances:

  A Director who is an employee, or whose immediate family member is an executive officer of the Company, is not independent until three years after the end of such employment relationship.

  A Director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), generally is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.

  A Director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company is not independent until three years after the end of either the affiliation or the employment or auditing relationship.

  A Director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serves on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

  A Director who is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that makes payments to, or receives payment from the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or two percent (2%) of such other company’s consolidated gross revenues, in each case is not independent until three years after falling below such threshold.

  A Director who is, or whose immediate family member is, an officer, director or trustee of a not-for-profit organization that received contributions from the Company during the organization’s most recent fiscal year equal to or greater than the lesser of $50,000 and one percent of the organization’s total annual donations is not independent.

     Using the independence standards identified above and considering any other relevant facts and circumstances, the Board has determined that each of Mr. Bond, Mr. Fanzilli, Mr. Landy, Mr. Leslie, Mr. Odeen, Ms. Runtagh, Dr. Stanzione, Dr. Stern, Mr. Terracciano, Mr. Wallman and Mr. Zarrella is independent.

Code of Conduct

     Avaya’s Code of Conduct, Operating with Integrity, is designed to help Directors and employees worldwide to resolve ethical issues in an increasingly complex global business environment. The Code of Conduct applies to all Directors and employees, including the Chief Executive Officer (“CEO”), the Chief Financial Officer, the Corporate Controller and any other employee with any responsibility for the preparation and filing of documents with the SEC. The Code of Conduct covers a variety of topics, including those required to be addressed by the SEC and the NYSE. Topics covered include, but are not limited to, conflicts of interest, confidentiality of information and compliance with applicable laws and regulations. Directors and employees of the Company receive periodic training on Avaya’s Code of Conduct. The Code of Conduct is available at Avaya’s Investor Relations website located at http://investors.avaya.com. Avaya may post amendments to or waivers of the provisions of the Code of Conduct made with respect to any of our Directors and executive officers on that website. During fiscal 2006, no amendments to or waivers of the provisions of the Code of Conduct were made with respect to any of our Directors or executive officers.

Majority Voting Policy

     In May 2006, the Board approved an amendment to the Corporate Governance Guidelines to adopt a majority voting policy. Pursuant to this policy, in an uncontested election of directors, any nominee who receives a greater number of votes “withheld” than votes “for” his or her election will, promptly following the certification of the shareholder vote, tender his or her written resignation to the Board for consideration by the Governance Committee. The Governance Committee will consider the resignation and will make a recommendation to the Board concerning whether to accept or reject it.

     In determining its recommendation to the Board, the Governance Committee will consider all factors it deems relevant, which may include:

  the stated reason or reasons why shareholders “withheld” votes for the Director;

  the length of service and qualifications of the Director (including, for example, whether the Director serves on the Audit Committee of the Board as an “audit committee financial expert”);

  the Director’s contributions to the Company; and

  the current mix of skills and attributes of the Directors on the Board.

     In deciding upon the appropriate course of action, the Board will consider the information, factors and alternatives considered by the Governance Committee and any additional information that the Board considers relevant. The Board will act on the Governance Committee’s recommendation not later than ninety (90) days following the date of the shareholders’ meeting at which the election occurred. Promptly following the Board’s decision, the Company will disclose that decision, including an explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation, in a Current Report on Form 8-K to be filed with the SEC.

     In advance of their nominations for election and re-election at the Annual Meeting, each of the Director nominees signed a resignation to be submitted for consideration by the Governance Committee and the Board upon the condition that he receives a greater number of votes “withheld” than votes “for” his election at the Annual Meeting. Any such resignation will be effective only if accepted by the Board.

Equity Grant Policy

     In May 2006, the Compensation Committee approved equity grant practices in the form of the Avaya Inc. Equity Grant Policy. Please see “Executive Compensation and Other Information — Report on Executive Compensation” for more information.

Related Party Transaction Policy

     In May 2006, the Board approved Avaya’s Procedures for the Review, Approval and Ratification of Related Party Transactions (the “Procedures”). Under the Procedures, Directors and executive officers of the Company are required to notify the Company of the existence or potential existence of a related party transaction, as defined by SEC rules. Directors are required to notify the Chairman of the Board, unless the Chairman is the affected Director, in which case he or she is required to notify the Lead Director. Since the positions of Chairman and Lead Director are currently filled by the same person, the Chairman of the Governance Committee must be notified in the event that the Chairman and Lead Director is the affected Director. Executive officers are required to notify the CEO, unless the CEO is the affected executive, in which case he or she is required to notify the Chairman.

     Under the Procedures, the CEO, Chairman, Lead Director or the Chairman of the Governance Committee, as applicable, must conduct a preliminary inquiry into the facts relating to any existing or potential related party transaction. If, based upon that inquiry and the advice of legal counsel, the CEO, Chairman, Lead Director or Chairman of the Governance Committee, as applicable, believes that an actual or potential related party transaction exists, then he or she is required to notify the entire Governance Committee.

     The Governance Committee is required to conduct a full inquiry into the facts and circumstances concerning the transaction and to determine the appropriate actions, if any, for the Company to take. The Governance Committee also has the discretion to recommend the matter to the full Board for consideration and decision. If the Governance Committee does not approve a transaction that is brought before it, then the matter automatically is forwarded to the full Board for review and consideration. Any Director who is the subject of an existing or potential related party transaction will not participate in the decision-making process of the Governance Committee or the full Board, as applicable, relating to what actions, if any, shall be taken by the Company in light of that transaction.

Director Common Stock Ownership Requirements

     In May 2006, the Board approved and established guidelines requiring Common Stock ownership for all of our Non-employee Directors. Each Non-employee Director is required to own Avaya Common Stock that is equivalent to at least five times his or her current annual retainer within five years of the later of the date of adoption of these Common Stock ownership guidelines or the date his or her Board service began. Included in the calculation to determine whether or not an individual has met the ownership levels contained in the guidelines are, among other things, shares owned outright and up to fifty percent (50%) of the unrealized stock option gain on vested unexercised in-the-money stock options held by that individual. Stock ownership guidelines also have been established for our executive officers. See “Executive Compensation and Other Information—Report on Executive Compensation” for more information.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Warburg Pincus Entities

     On October 2, 2000, the Company sold to Warburg Pincus Equity Partners, L.P. and certain affiliated investment funds (the “Warburg Pincus Entities”) four million shares of the Company’s Series B convertible participating preferred stock and warrants to purchase Common Stock for an aggregate purchase price of $400 million. In the October 2000 transaction, the Warburg Pincus Entities also obtained the right to nominate a Director to Avaya’s Board.

     In March 2002, the Company and the Warburg Pincus Entities completed a series of transactions pursuant to which the Warburg Pincus Entities (i) converted all four million shares of the Series B preferred stock into Common Stock based on a reduced conversion price, (ii) exercised some of their warrants and (iii) purchased additional shares of Common Stock in a private offering. Following the transactions described above, the Warburg Pincus Entities owned 53,000,000 shares of our Common Stock and continued to hold warrants to purchase additional shares of our Common Stock. The Warburg Pincus Entities retained the right to nominate a Director to Avaya’s Board of Directors, as long as that Director was independent of the Warburg Pincus Entities and was reasonably acceptable to our Board of Directors. In April 2002, the Warburg Pincus Entities exercised that contractual right and, accordingly, Mr. Terracciano was appointed to Avaya’s Board as their nominee.

     On December 23, 2002, Avaya and the Warburg Pincus Entities commenced an exchange offer to purchase approximately 70% of our then outstanding Liquid Yield Option Notes (“LYONsTM”) due 2021 (the “Exchange Offer”) (LYONs is a trademark of Merrill Lynch & Co., Inc.). In consideration of the Warburg Pincus Entities’ participation in the Exchange Offer (i) we reduced the per share exercise price of certain warrants held by them, (ii) the Warburg Pincus Entities exercised for cash a portion of those warrants to purchase an aggregate of 5,581,101 shares of Common Stock and (iii) the Warburg Pincus Entities agreed to convert all LYONs acquired by them into an aggregate of 1,588,548 shares of our Common Stock.

     Mr. Terracciano resigned from the Board effective December 19, 2002, prior to the decision of the Board of Directors to proceed with the Exchange Offer. Mr. Terracciano may be entitled to indemnification by affiliates of the Warburg Pincus Entities against certain liabilities that he might have incurred as a result of serving as a Director of Avaya prior to that resignation. Under the agreement we entered into with the Warburg Pincus Entities in connection with the Exchange Offer, the Warburg Pincus Entities retained the right to nominate one individual for election to our Board as long as the Warburg Pincus Entities maintain beneficial ownership of a minimum number of shares of our Common Stock, and that individual may be affiliated with the Warburg Pincus Entities. In January 2003, Mr. Landy was appointed to the Board as their nominee.

     In February 2003, the Board of Directors, on its own motion and independent of his prior nomination by the Warburg Pincus Entities, appointed Mr. Terracciano as a Director. Mr. Terracciano has no affiliation with the Warburg Pincus Entities.

     In October 2003, the Warburg Pincus Entities disposed of 25,000,000 shares of our Common Stock, according to an amendment to its Schedule 13D filed with the SEC.

     In October 2004, 1,143,564 warrants held by the Warburg Pincus Entities expired pursuant to their terms.

     In August and September 2005, the Warburg Pincus Entities distributed to their partners an aggregate of 24,999,998 shares of our Common Stock, according to two amendments to its Schedule 13D filed with the SEC.

     In October 2005, 5,379,732 warrants held by the Warburg Pincus Entities expired pursuant to their terms. In addition, the Warburg Pincus Entities (i) exercised the remaining warrants held by them, resulting in their acquisition of 5,236,861 shares of Common Stock and (ii) advised the Company that they had distributed to their partners an aggregate of 15,299,993 shares of Common Stock.

     In September 2006, the Warburg Pincus Entities advised the Company that they sold 156,529 shares of our Common Stock in the open market. As a result of the foregoing, as of October 2, 2006, the Warburg Pincus Entities ceased owning any shares of our Common Stock, based upon public filings and information provided to us by these entities.

Other Relationships and Related Party Transactions

     As previously disclosed, in 2004, Gyro Graphic Communications, Inc. and its affiliates (“Gyro”) were selected to provide certain services regarding marketing events and demand generation activities related to the launch of various Avaya products. Avaya continued to obtain services from Gyro for similar events and activities during 2006. Garry K. McGuire, Jr., the President of Gyro USA, a division of Gyro, is the son of Garry K. McGuire, Avaya’s Chief Financial Officer. In June 2005, Daniel Peterson, the son of Avaya’s former Chairman and Chief Executive Officer, Donald K. Peterson, became employed by Gyro. During fiscal 2006, Avaya paid Gyro approximately $5.5 million for its services. The terms, including pricing, on which Avaya did business with Gyro during fiscal 2006 were compatible overall with those on which Avaya obtained similar services from other vendors.

BOARD OF DIRECTORS’ MEETINGS AND COMMITTEES

     Our Board of Directors held a total of fourteen meetings during the fiscal year ended September 30, 2006. All individuals who were our Directors during fiscal 2006 attended seventy-five percent (75%) or more of the meetings of the Board and meetings of committees of the Board on which they served during fiscal 2006, except for Dr. Stanzione and Mr. Fanzilli. With respect to Dr. Stanzione, he was a Director of Avaya at the start of the fiscal year, but he did not attend any meetings of the Board or the Committees on which he served after he announced in December 2005 that, for personal reasons, he would not stand for re-election at the 2006 Annual Meeting. After being reappointed to the Board in August 2006, Dr. Stanzione attended all Board and committee meetings for which his presence was required through the end of fiscal 2006. With respect to Mr. Fanzilli, his appointment to the Board was not effective until August 2006. Mr. D’Ambrosio and Mr. Thurk did not join the Board until November 2006 and, as a result, did not participate in Board meetings during fiscal 2006 as Directors.

     As a general matter, Board members are expected to attend Avaya’s annual meetings. At Avaya’s 2006 Annual Meeting, all members of the Board and nominees for election to the Board were present, except for one Director.

     The chart below identifies the members of each of the committees of the Board, together with the number of meetings held by each of these committees during fiscal 2006:

____________________

(1)	During fiscal 2006, Donald K. Peterson, our former Chairman of the Board and Chief Executive Officer, served as Chairman of the Finance Committee. He ceased holding that position effective September 30, 2006, when he retired as a member of the Board.

(2)	Messrs. D’Ambrosio and Thurk were each appointed as members of the Board effective November 2, 2006 and did not serve on any of the Committees during fiscal 2006.

(3)	Mr. Fanzilli became a member of the Board effective August 3, 2006. He was appointed to the Audit Committee effective September 1, 2006 and the Governance Committee effective November 2, 2006.

(4)	Mr. Landy was appointed Chairman of the Finance Committee effective November 2, 2006.

(5)	Dr. Stanzione served on the Audit Committee and the Governance Committee during fiscal 2006 prior to February 2006, at which time he resigned from the Board for personal reasons. After rejoining the Board effective August 3, 2006, Dr. Stanzione was appointed to the Compensation Committee effective November 2, 2006.

Standing Committees

     The four standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, the Finance Committee and the Governance Committee, which, in addition to its other functions, acts as a nominating committee.

     Audit Committee

     The Audit Committee Charter requires that the Audit Committee be comprised of at least three members, all of whom are Non-employee Directors and at least one who meets the criteria of “audit committee financial expert,” as defined by SEC rules. The Board has determined that Messrs. Terracciano and Wallman are audit committee financial experts under SEC rules. All members of the Audit Committee meet the independence requirements of, and have been deemed “financially literate” under, the NYSE rules. Although Mr. Wallman currently serves on the audit committee of more than three public companies other than Avaya, the Board has determined that his simultaneous service on those other companies’ audit committees does not impair his ability to effectively serve as a member of Avaya’s Audit Committee. The Board based its decision in part upon the Governance Committee’s assessment of Mr. Wallman as highly effective in carrying out his role as chairman of the Audit Committee.

     The Audit Committee has sole and direct authority to engage, appoint, evaluate, compensate and replace the independent auditors and it reviews and approves in advance all audit, audit-related and non-audit services performed by the independent auditors (to the extent those services are permitted by SEC rules and regulations). The Audit Committee meets with our management regularly to consider the adequacy of our internal controls and financial reporting process and the reliability of our financial reports to the public. This committee also meets with the independent auditors and with our own financial personnel and internal auditors regarding these matters. Both the independent auditors and the internal auditors have unrestricted access to this committee. The Audit Committee examines the independence and performance of our internal auditors and our independent auditors. In addition, among its other responsibilities, the Audit Committee reviews our critical accounting policies, our annual and quarterly reports on Forms 10-K and 10-Q and our earnings releases before they are published. See “—Audit Committee Information—Report of Audit Committee” for more information.

     Compensation Committee

     The Compensation Committee Charter requires that the committee be comprised of at least three members, all of whom are Non-employee Directors. All members of the Compensation Committee meet the independence requirements of the NYSE.

     The Compensation Committee provides oversight and guidance in the development of compensation and benefit programs for all employees of the Company and administers management incentive compensation plans. The Compensation Committee reviews the individual goals and objectives of, and evaluates the performance of, the CEO, and it sets the CEO’s compensation based on that evaluation. The Compensation Committee also establishes the compensation of officers and reviews the compensation of Directors. The Compensation Committee is responsible for reviewing and approving separation packages and severance benefits for the CEO and the CEO’s direct reports. In addition, the Compensation Committee administers certain of the Company’s compensation plans, including the Avaya Inc. Short Term Incentive Plan and the Avaya Inc. 2004 Long Term

Incentive Plan. The Committee may delegate (where legally permissible) authority to perform any of the responsibilities outlined in its charter where desirable to facilitate the operation or administration of any of the Company’s compensation and benefits plans or programs.

     To assist it in performing its duties, the Compensation Committee has sole authority to retain, at the Company’s expense, and terminate any compensation consultant. The Compensation Committee utilizes the services of a compensation consultant to obtain benchmarking information, survey data and other relevant information and recommendations regarding executive compensation issues. For example, at the Compensation Committee’s request, the compensation consultant will review recommendations made by the Company regarding executive compensation matters, assist the Compensation Committee in its understanding of peer group compensation and help formulate certain governance policies (e.g., executive officer stock ownership guidelines). See “Executive Compensation and Other Information — Report on Executive Compensation” for more information.

     Finance Committee

     The Finance Committee Charter states that any Director may be a member of the Finance Committee. The Finance Committee’s primary duties and responsibilities are to assist the Board with respect to Avaya’s financial condition and capital structure and other significant financial matters. Among other things, the Finance Committee discusses with management, and advises and makes recommendations to the Board where appropriate with respect to, Avaya’s cash position and capital structure and the issuance, reservation, purchase, reclassification, listing or other changes in Avaya’s capital stock and other securities. In addition, the Finance Committee reviews the investment policies and practices of the Company.

     Governance Committee

     The Governance Committee Charter requires that the Governance Committee be comprised of at least three members, all of whom are Non-employee Directors. All members of the Governance Committee meet the independence requirements of the NYSE.

     The Governance Committee makes recommendations to our Board of Directors from time to time as to matters of corporate governance. Among other things, this committee monitors significant developments in the regulation and practice of corporate governance, it reviews the Company’s governance structure, it evaluates and administers the Company’s Corporate Governance Guidelines and it reviews the duties and responsibilities of each Director and leads the Board in its annual performance evaluation.

     The Governance Committee is also responsible for recommending to our full Board nominees for election as Directors. To fulfill this role, the Governance Committee reviews the composition of the full Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board and works with management in attracting candidates with those qualifications. Among other things, when assessing a candidate’s qualifications, the Governance Committee considers: the number of other boards on which the candidate serves, including public and private company boards as well as not-for-profit boards; other business and professional commitments of the candidate; the need for the Board to have certain skills and experience; and the diversity, in the broadest sense, of the Directors then comprising the Board. In addition, Directors are expected to be able to exercise their best business judgment when acting on behalf of the Company and its shareholders while relying on the honesty and integrity of the Company’s senior management and its outside advisors and auditors. Moreover, Directors are expected to act ethically at all times and adhere to the applicable provisions of Avaya’s Code of Conduct, Operating with Integrity. The Governance Committee considers all of these qualities when determining whether or not to recommend a candidate for Director. The Governance Committee also utilizes the services of external search firms to help identify candidates for Director who meet the qualifications outlined above.

     One of the nominees for re-election at the Annual Meeting, Mr. Leslie, has advised the Governance Committee and the Board that he received a “Wells Notice” that the SEC may commence a civil enforcement action against him in connection with his previous services while an employee of Veritas in 2000 and 2001. Under the SEC’s rules, Mr. Leslie is permitted to make a “Wells Submission” in which he seeks to persuade the SEC that no such action should be commenced. Mr. Leslie has informed the Governance Committee and the Board that he has made such a submission. Veritas (now Symantec Corporation) has reported that it is in the process of negotiating a settlement of the SEC’s investigation of that company with respect to the matter. The relevant transactions predated Mr. Leslie’s tenure as a Director of the Company, and the SEC’s inquiry is not directed at, and does not concern, the Company or any other member of the Board or management. While the Governance Committee determined that this matter was not material with respect to the Company, it did consider Mr. Leslie’s disclosures when making its recommendation to the Board to nominate him for re-election at the Annual Meeting.

     The Governance Committee considers qualified candidates for Director suggested by our shareholders. Shareholders may suggest qualified candidates for Director by writing to our Corporate Secretary at 211 Mt. Airy Road, Room 3C429, Basking Ridge, New Jersey 07920. Submissions that are received that meet the criteria outlined in the immediately preceding paragraph are forwarded to the Chairman of the Governance Committee for further review and consideration.

Special Committee

     In addition to the four standing committees, the Board has created a special Strategy and Integration Committee to assist it in connection with the management changes announced by the Company during fiscal 2006. The members of this special committee are Mr. Leslie (Chairman), Ms. Runtagh, Dr. Stanzione and Mr. Terracciano.

Executive Sessions

     Non-employee, or non-management, Directors meet regularly in executive sessions without management. They may include Directors, if any, who are not “independent” by virtue of the existence of a material relationship with the Company. Executive sessions are led by the “Lead Director.” An executive session is held in conjunction with each regularly scheduled Board meeting and other sessions may be called by the Lead Director in his or her own discretion or at the request of the Board. Mr. Odeen has been designated as the Lead Director and has served in that capacity since February 2003, and, effective October 1, 2006, Mr. Odeen was elected the Non-executive Chairman of the Board. In addition to executive sessions of the Board, each of the Audit, Compensation and Governance Committees conducts an executive session as part of each regularly scheduled meeting that it holds.

Director Education

     Avaya is committed to ensuring that its Directors remain informed regarding corporate governance initiatives and developing best practices. Avaya encourages its Directors to participate in director education programs and reimburses its Directors for the costs of seminars and training classes related to their service as members of Avaya’s Board.

Contacting the Board of Directors

     Any of our shareholders or interested parties who desire to contact Avaya’s Chairman and Lead Director, Non-employee Directors as a group or the other members of the Board of Directors may do so electronically by sending an email to the following address: bdofdirectors@avaya.com. Alternatively, our shareholders or interested parties may contact the Chairman and Lead Director or the other members of the Board by writing to: Board of Directors, Avaya Inc., 211 Mt. Airy Road, Room 3C429, Basking Ridge, New Jersey 07920. Communications received electronically or in writing are distributed to the Chairman and Lead Director or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. For example, communications regarding accounting, internal accounting controls and auditing matters generally will be forwarded to the Chairman of the Audit Committee.

BOARD OF DIRECTORS’ COMPENSATION

     Upon becoming a member of Avaya’s Board, each new Non-employee Director receives an inaugural grant of restricted stock units having a total value on the date of grant of $50,000. The restricted stock units vest six months following the date of grant and are placed in that Director’s deferred share account under the Company’s Deferred Compensation Plan. Assuming they have vested, the underlying shares of Common Stock are distributed to that Director upon retirement from the Board.

     Annual retainers are paid on March 1 of the respective fiscal year. For fiscal 2006, all Non-employee Directors received an annual retainer of $100,000 other than Mr. Fanzilli and Dr. Stanzione, who received prorated amounts because they joined the Board mid-year. The chairman of the Audit Committee received an additional annual retainer of $20,000. The chairman of each of the Compensation and Governance Committee received an additional annual retainer of $10,000. Mr. Peterson did not receive a retainer for his service as Chairman of the Finance Committee in fiscal 2006 because employee Directors are not eligible to receive any remuneration for serving on the Board or any of its committees. Directors (other than Mr. Peterson) also received the following additional retainers for service on Board committees:

•	Audit	$10,000
•	Compensation	$5,000
•	Finance	$2,500
•	Governance	$5,000

     Directors do not receive separate meeting fees. Members of the special Strategy and Integration Committee received fees of $30,000 for service on that committee, except for its chairman, who received $35,000.

     Directors are required to elect to receive at least fifty percent (50%) of their retainers in our Common Stock, either to be distributed at the time of payment of their retainers or to be placed in their deferred share accounts under the Company’s Deferred Compensation Plan. Any remaining amounts may be paid in cash, but in no event is the cash paid permitted to exceed 50% of the annual retainer. Directors also can elect to defer all or a portion of their cash retainers under our Deferred Compensation Plan. The interest rate on cash deferrals is determined by the Board. The Board has determined that the interest rate to be applied at the end of each fiscal quarter to each deferred cash account is 120% of the average 10-year U.S. Treasury note rate for the previous calendar quarter. No cash dividends accrue with respect to deferred shares.

     Our Non-employee Directors received the following compensation during fiscal 2006:

	Fees Earned	Fees Earned Paid	All Other
	Paid in Cash	in Common Stock	Compensation	Total
Name (1)	($)(2)	($)	($)(3)	($)(4)
Philip A. Odeen(5)	46,000	69,000	—	115,000
Bruce R. Bond	58,766	58,734	—	117,500
Frank J. Fanzilli(6)	31,247	81,247	67	112,561
Joseph P. Landy	7	107,493	—	107,500
Mark Leslie	69,018	75,982	—	145,000
Hellene S. Runtagh	72,516	72,484	—	145,000
Daniel C. Stanzione(7)	11	87,524	1,774	89,309
Paula Stern	57,500	57,500	—	115,000
Anthony P. Terracciano	24	157,476	3,044	160,544
Richard F. Wallman	—	137,500	—	137,500
Ronald L. Zarrella	52,500	52,500	—	105,000

____________________

(1)	Messrs. D’Ambrosio and Thurk were each appointed as members of the Board effective November 2, 2006. Under Avaya’s Corporate Governance Guidelines, Messrs. D’Ambrosio and Thurk are ineligible to receive compensation for their service as members of the Board or any of its committees because they are employees of the Company.

(2)	Includes cash payments in lieu of receipt of fractional shares of Common Stock.

(3)	Represents interest on amounts held in deferred compensation accounts.

(4)	Amounts for Mr. Fanzilli and Dr. Stanzione are prorated based on their Board service for a portion of fiscal 2006.

(5)	Non-executive Chairman of the Board and Lead Director.

(6)	Mr. Fanzilli was appointed to the Board effective August 3, 2006.

(7)	Dr. Stanzione served on the Board during fiscal 2006 through February 2006, when, for personal reasons, he decided not to stand for re-election to the Board. Dr. Stanzione was re-appointed to the Board in August 2006.

     We also provide our Non-employee Directors with travel accident insurance when traveling in connection with Avaya-related business. Directors have an opportunity to participate in the Avaya Product Program for Directors, in which certain Avaya products (specifically, an Avaya IP Office system for one location with up to twenty telephones) and associated maintenance services are provided at no charge. However, the equipment and the related maintenance is taxable as income to any Director that chooses to participate, and the Company provides a gross-up for the resulting taxes. The cost of providing the products and the installation services for each Director who participates in the Avaya Product Program is estimated to be between $3,000 and $5,000, with maintenance services ranging from between $300 and $600 each year, depending upon the system installed. We do not provide a retirement plan or any other perquisites for our Directors.

     In November 2006, the Board of Directors amended the compensation program for Non-employee Directors to provide additional annual retainers of $25,000 and $35,000 for each of the Lead Director and Chairman of the Board, respectively. Mr. Odeen has served as the Company’s Lead Director since February 2003 and was appointed Chairman of the Board effective October 1, 2006. In December 2006, the Board of Directors further amended the compensation program for Non-employee Directors to provide for an additional annual retainer of $5,000 for the Chairman of the Finance Committee. Previously, only the chairpersons of the Audit, Compensation and Governance Committees received additional annual retainers for their service in those roles.

AUDIT COMMITTEE INFORMATION

     The following “Report of the Audit Committee” does not constitute soliciting material and shall not be deemed filed or incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that Avaya specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts. Mr. Fanzilli was appointed as a member of the Audit Committee effective September 1, 2006.

Report of the Audit Committee

     The Audit Committee acts under a written charter adopted and approved by the Board of Directors. The Audit Committee oversees Avaya’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

     In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that Avaya’s consolidated financial statements were prepared in accordance with generally accepted accounting principles and the

Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) and PCAOB Auditing Standard No. 2 (An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements).

     In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from Avaya and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in Avaya’s Annual Report on Form 10-K for the year ended September 30, 2006 for filing with the SEC.

Audit Committee
Richard F. Wallman (Chairman)
Bruce R. Bond     Frank J. Fanzilli     Hellene S. Runtagh     Paula Stern     Anthony P. Terracciano

Independent Registered Public Accounting Firm Information

Fees for services provided to Avaya by PricewaterhouseCoopers LLP

     The following table presents fees for professional audit services rendered by our independent registered public accounting firm, PwC, for each of fiscal 2006 and fiscal 2005 and fees billed for other services rendered by PwC for those periods. Additional information regarding the nature of the services performed is provided below in the table.

Audit and Non-Audit Fees
(Dollars in Thousands)

	Year Ended
	September 30,
		% of		% of
	2006	total fees	2005	total fees
Audit Fees(1)	$6,404	82.5	$7,613	87.7
Audit-related Fees(2)	629	8.1	581	6.6
Tax Fees(3)	703	9.1	489	5.7
All Other Fees(4)	26	0.3	—	—
Total	$7,762	100.0	$8,683	100.0
____________________

(1)	Audit Fees

The aggregate fees billed to Avaya by PwC for fiscal 2006 totaled approximately $6.4 million for the following services (including in some circumstances, related out-of pocket expenses): professional services rendered in connection with the audit of Avaya’s financial statements incorporated by reference in Avaya’s Annual Report on Form 10-K for fiscal 2006, the review of Avaya’s financial statements included in Avaya’s Quarterly Reports on Form 10-Q during fiscal 2006, the 2006 audit of effectiveness of internal control over financial reporting with the objective of obtaining reasonable assurance as to whether effective internal control over financial reporting was maintained in all material respects, the attestation of management’s report on the effectiveness of internal control over financial reporting, and services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements and for audits of Avaya’s non-U.S. operations.

The aggregate fees billed to Avaya by PwC for fiscal 2005 totaled approximately $7.6 million for the following services (including in some circumstances, related out-of pocket expenses): professional services rendered in connection with the audit of Avaya’s financial statements incorporated by reference in Avaya’s Annual Report on Form 10-K for fiscal 2005, for the review of Avaya’s financial statements included in Avaya’s Quarterly Reports on Form 10-Q during fiscal 2005, the 2005 audit of effectiveness of internal control over financial reporting with the objective of obtaining reasonable assurance as to whether effective internal control over financial reporting was maintained in all material respects, the attestation of management’s report on the effectiveness of internal control over financial reporting and services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements and for audits of Avaya’s non-U.S. operations, including Avaya-Tenovis GmbH & Co., KG (later renamed Avaya GmbH & Co., KG) and Spectel plc, and for audits of Avaya’s non-U.S. operations.

(2)	Audit-Related Fees

The aggregate fees billed to Avaya by PwC for assurance and related services that are reasonably related to the performance of the audit and review of Avaya’s financial statements that are not already reported in clause (1) above totaled approximately $629,000 and $581,000 for fiscal 2006 and fiscal 2005, respectively. These services included benefit plan audits and non-U.S. audit-related services.

(3)	Tax Fees

The aggregate fees billed to Avaya by PwC for professional services rendered by PwC for tax compliance, tax advice and tax planning totaled approximately $703,000 and $489,000 for fiscal 2006 and fiscal 2005, respectively. These services included U.S. and non-U.S. tax advisory and tax compliance services.

(4)	All Other Fees

Other fees billed to Avaya by PwC for fiscal 2006 totaled approximately $26,000 and included benchmarking services on human resource practices. There were no other fees billed to Avaya by PwC for products and services provided by PwC for fiscal 2005.

Engagement of the Independent Registered Public Accounting Firm

     The Audit Committee has the sole and direct authority to engage, appoint and replace our independent registered public accounting firm.

Independent Registered Public Accounting Firm Audit and Non-Audit Services Policy

     The engagement of PwC to perform audit services on behalf of the Company or any of its subsidiaries requires pre-approval from the Audit Committee before PwC is engaged to provide those services. As a result, for fiscal 2006, the Audit Committee approved all audit services performed by PwC on behalf of the Company and its subsidiaries.

     In accordance with its charter, the Audit Committee reviews non-audit services, if any, proposed to be provided by PwC to determine whether they would be compatible with maintaining PwC’s independence. The Audit Committee has established policies and procedures for the engagement of PwC to provide non-audit services which require pre-approval from the Audit Committee before PwC is engaged to provide those services. The Audit Committee reviews and pre-approves specific categories of non-audit services (that are detailed as to the particular services) which PwC is to be permitted to provide, which categories do not include any of the prohibited services set forth under applicable SEC rules and regulations. This review includes an evaluation of the possible impact of the provision of such services by PwC on the firm’s independence in performing its audit and audit-related services. As a result, for fiscal 2006, the Audit Committee approved all non-audit audit services performed by PwC on behalf of the Company and its subsidiaries.

Independent Registered Public Accounting Firm Selection for Fiscal 2007

     PwC has been selected by the Audit Committee to serve as Avaya’s independent registered public accounting firm for the fiscal year ended September 30, 2007. We are presenting a proposal to our shareholders for the ratification of their selection by the Audit Committee. Representatives of PwC are expected to be present at the Annual Meeting to make a statement, if they desire to do so, and to respond to appropriate questions from shareholders. See “Proposal 2–Directors’ Proposal for the Ratification of the Selection of Independent Registered Public Accounting Firm.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires certain of our executive officers, our Directors and persons who own more than 10% of a registered class of Avaya’s equity securities to file initial reports of ownership and changes in ownership with the SEC and the NYSE. These executive officers, Directors and shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from the applicable executive officers and our Directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for the fiscal year ended September 30, 2006.

III. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table gives information about each entity known to Avaya to be the beneficial owner of more than five percent (5%) of the outstanding shares of our Common Stock as of the dates set forth below based on information filed by that entity with the SEC.

	Number of	Percent of
Name and Address	Shares	Common Stock
Dodge & Cox(1)	57,279,460	12.68%
555 California Street, 40th Floor
San Francisco, California 94104
ValueAct Capital Management, L.P.(2)	31,158,600	6.89%
435 Pacific Avenue, Fourth Floor
San Francisco, California 94133
Lord Abbett & Co., LLC (3)	26,545,414	5.87%
90 Hudson Street, 11th Floor
Jersey City, New Jersey 07302
____________________

(1)	Represents the number of shares held as of September 30, 2006, according to a Form 13F filed by Dodge & Cox with the SEC on November 8, 2006. According to the Form 13F, Dodge & Cox has (i) sole voting authority as to 53,711,360 shares of our Common Stock, shared voting authority as to 571,800 shares of our Common Stock, no voting authority as to 2,996,300 shares of our Common Stock and (ii) sole dispositive power as to 57,279,460 shares of our Common Stock.

(2)	Represents the number of shares held as of September 30, 2006, according to a Form 13F filed by ValueAct Capital Management, L.P. with the SEC on November 14, 2006. According to the Form 13F, ValueAct Capital Management, L.P. has sole voting authority and sole dispositive power as to 31,158,600 shares of our Common Stock.

(3)	Represents the number of shares held as of September 30, 2006, according to a Form 13F filed by Lord Abbett with the SEC on November 14, 2006. According to the Form 13F, Lord Abbett has (i) sole voting authority as to 25,442,514 shares of our Common Stock, shared voting authority as to 0 shares of our Common Stock, no voting authority as to 1,102,900 shares of our Common Stock and (ii) sole dispositive power as to 26,545,414 shares of our Common Stock.

     Set forth in the following table is the beneficial ownership of Common Stock as of the opening of trading on the NYSE on October 2, 2006 for our Directors, the executive officers listed in the Summary Compensation Table and Directors and executive officers as a group.

Name	Our Common Stock Beneficially Owned		Percent of Outstanding Shares Beneficially Owned
Louis J. D’Ambrosio	1,112,740	(1)	*
Pamela F. Craven	1,292,409	(1)(2)	*
Garry K. McGuire	1,751,687	(1)(4)	*
Francis M. Scricco	846,636	(1)	*
Michael C. Thurk	1,318,883	(1)	*
Bruce R. Bond	58,655	(2)	*
Frank J. Fanzilli	2,780	(2)	*
Joseph P. Landy	27,917	(2)(5)	*
Mark Leslie	118,218	(1)(6)	*
Philip A. Odeen	141,410	(1)(2)	*
Donald K. Peterson	6,467,312	(1)(2)(3)(7)(8)	1.4%
Hellene S. Runtagh	62,180	(2)	*
Daniel C. Stanzione	35,426	(1)(2)	*
Paula Stern	59,914	(1)(2)(9)	*
Anthony P. Terracciano	166,431	(1)(2)	*
Richard F. Wallman	30,595	(2)(10)	*
Ronald L. Zarrella	73,251	(1)(2)	*
Directors and executive officers as a group, including those
named above (21 Persons)	15,088,973		3.3%
Directors and executive officers as a group, including those
named above but excluding Mr. Peterson (20 Persons)	8,621,661		1.9%

____________________

*	Indicates less than 1%.

(1)	Includes beneficial ownership of the following number of shares that may be acquired within sixty days of October 2, 2006 pursuant to stock options awarded under Avaya stock plans:

•	Louis J. D’Ambrosio	860,803	•	Philip A. Odeen	87,719
•	Pamela F. Craven	1,177,597	•	Daniel C. Stanzione	17,441
•	Garry K. McGuire	1,657,636	•	Paula Stern	24,351
•	Francis M. Scricco	846,636	•	Anthony P. Terracciano	70,422
•	Michael C. Thurk	1,148,025	•	Ronald L. Zarrella	28,169
•	Donald K. Peterson	5,217,138	•	Directors and executive
•	Mark Leslie	56,786		officers as a group	12,696,662

(2)	Includes ownership of the following numbers of shares of Common Stock, including shares of Common Stock underlying restricted stock units that have vested or could vest within sixty days of October 2, 2006, for which receipt has been deferred under the Avaya Inc. Deferred Compensation Plan such that the shares would not be received within sixty days of October 2, 2006.

•	Bruce R. Bond	24,570	•	Daniel C. Stanzione	9,659
•	Pamela F. Craven	83,246	•	Paula Stern	31,991
•	Frank J. Fanzilli	2,780	•	Anthony P. Terracciano	2,978
•	Joseph P. Landy	19,417	•	Richard F. Wallman	22,591
•	Philip A. Odeen	39,691	•	Ronald L. Zarrella	45,082
•	Donald K. Peterson	882,934	•	Directors and executive
•	Hellene S. Runtagh	24,570		officers as a group	1,189,510

(3)	Includes beneficial ownership of the following numbers of shares of Common Stock underlying restricted stock units that may be acquired on or within sixty days of October 2, 2006:

•	Donald K. Peterson	358,280(a)
•	Directors and executive officers as a group	370,780(a)

(a) Mr. Peterson has elected to defer receipt of 358,280 shares of Common Stock underlying these restricted stock units until after his employment with the Company terminates effective December 31, 2006.

(4)	Mr. McGuire may be deemed to beneficially own 86,197 of these shares through a limited liability company of which he is a member and his spouse is the managing member. Mr. McGuire disclaims beneficial ownership of these shares except to the extent of his pecuniary interests therein.

(5)	Includes 8,500 shares held for Mr. Landy’s spouse’s retirement account.

(6)	Includes 61,432 shares owned by family trusts, family partnerships and a family foundation in which Mr. Leslie disclaims any beneficial ownership, except to the extent of his pecuniary interests therein.

(7)	Prior to Avaya’s separation from Lucent Technologies Inc. (“Lucent”), Mr. Peterson held shares of Lucent common stock in a deferred account. Following the separation transactions, those shares were converted into 8,960 shares of Avaya Common Stock, and those shares, which are reflected in the total amount indicated, continue to be held in a deferred account for Mr. Peterson’s benefit.

(8)	Mr. Peterson stepped down as Avaya’s Chief Executive Officer effective July 24, 2006 and ceased service as a Director of Avaya effective September 30, 2006.

(9)	Includes 18 shares owned by trusts in which Dr. Stern disclaims any beneficial ownership, except to the extent of her pecuniary interests therein.

(10)	Includes 8,400 shares held in a joint account with Mr. Wallman’s spouse.

IV. EXECUTIVE COMPENSATION AND OTHER INFORMATION

     Information under the headings “—Report on Executive Compensation” and “—Performance Graph” does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that Avaya specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT ON EXECUTIVE COMPENSATION

General

     The Compensation Committee of the Board of Directors (the “Committee”) is comprised solely of Non-employee Directors that meet the independence requirements of the NYSE and qualify as “outside directors” under Section 162(m) of the Code. Dr. Stanzione was appointed as a member of the Committee effective November 2, 2006.

     The Committee has sole authority to retain, at the Company’s expense, and terminate any compensation consultant. Along those lines, during fiscal 2006 the Committee utilized the services of Frederic W. Cook & Co., Inc. to assist it in performing its duties. The Company retained a separate advisor on compensation matters, Mercer Human Resources Consulting LLC.

     During fiscal 2006, the Compensation Committee held nine meetings. During the course of the year, the Committee discussed with its compensation consultant and with senior management the Company’s overall philosophy and objectives regarding executive compensation. The Company’s compensation program for executive officers in fiscal 2006 was constructed with that philosophy and those objectives in mind.

Compensation Philosophy and Objectives

     Avaya’s general compensation philosophy is that total compensation should be designed to attract, motivate and retain executive officers and employees in such a way as to create value for the benefit of the Company and its shareholders.

     In support of that philosophy, the Committee believes that the main objective of the Company’s compensation program should be to create a competitive total rewards package based on a pay-for-performance culture.

     Avaya’s market-based pay platform, which defines market pay relative to specific jobs, emphasizes the commitment to provide employees with a pay opportunity that is externally competitive and recognizes individual contributions. It aims to provide Avaya with an increased ability to attract and retain top talent and make more educated pay decisions.

     To remain competitive, Avaya benchmarks total direct compensation (base salary, annual cash bonus and equity awards) against a relevant peer group of companies (the “Peer Group”). Companies were selected to be in the Peer Group based upon factors including, but not limited to, industry and market capitalization. The Committee periodically assesses the relevancy of the companies within the Peer Group and makes changes where appropriate. For fiscal 2006, the Peer Group was comprised of the following companies: Affiliated Computer Services, Inc., Bearing Point, Inc., CA, Inc. (formerly Computer Associates International, Inc.), DST Systems, Inc., EMC Corporation, Fiserv, Inc., IKON Office Solutions, Inc., Intuit Inc., Level 3 Communications, Inc., NCR Corporation, Nortel Networks Corporation, Pitney Bowes Inc., Symantec Corporation and Unisys Corporation. In relation to the Peer Group, Avaya is between the median and 75th percentile in terms of revenues and below the 25th percentile in terms of market capitalization. In addition to benchmarking against the Peer Group, the Committee evaluates executive compensation by reviewing national surveys that cover a broader group of companies.

     Avaya is mindful of the need to remain flexible and react to specific business needs as they arise. For example, the Committee annually reviews the measures for short-and long-term incentive compensation. In fiscal 2007, based on that review, the Committee has changed the weighting given to the components under the Company’s short-term incentive plan and changed the metrics used in connection with performance-vesting restricted stock units from earnings per share to total shareholder return. Along those lines, Avaya continues to monitor its compensation philosophy and objectives and make changes as appropriate to better position the Company for the future.

Elements of Executive Officer Compensation

     To achieve its objective of creating a competitive total rewards package based on a pay-for-performance culture, the Company relies upon a mix of salaries, bonus opportunities, equity awards and other compensation. The following highlights the elements of Avaya’s compensation program for executive officers, including the Chief Executive Officer (“CEO”) and the other named executive officers.

Base Salaries

     Base salaries are intended to be competitive relative to similar positions at companies of comparable size in our business, and base salaries are benchmarked against the Peer Group. Avaya structures base salaries to help attract, motivate and retain employees with a broad, proven track record of performance.

     Base salaries are reviewed annually by the Committee. Consideration of salary adjustments, if any, is based on competitive market data collected regarding the Peer Group and individual performance. The Committee reviews and approves all executive officer salary adjustments as recommended by the CEO. The Committee reviews the performance of the CEO and establishes his base salary.

     Mr. D’Ambrosio’s annual base salary for fiscal 2006 was increased to $800,000 when he was elected CEO effective July 24, 2006. Mr. Thurk’s annual base salary for fiscal 2006 was increased to $700,000 when he was elected Chief Operating Officer (“COO”) effective the same date. Mrs. Craven’s annual base salary for fiscal 2006 was increased to $440,000 when she was elected Chief Administrative Officer (“CAO”) on August 3, 2006. The annual base salaries for the other named executive officers remained the same for fiscal 2006 as compared with fiscal 2005. The Committee based its decisions on salaries for fiscal 2006 on, among other things, feedback from its compensation consultant and a desire to remain competitive. In particular, the Committee carefully considered the roles and responsibilities of all of the named executive officers, including the new COO and CAO positions, when making decisions regarding base salaries.

Bonus Plan

     The cash bonus program is designed to provide competitive cash payment opportunities based on individual results and behavior and overall Avaya financial performance. The opportunity for a more significant award increases when both Avaya and the employee achieve higher levels of performance.

     The Company’s cash bonus program is administered through the Avaya Inc. Short Term Incentive Plan (“STIP”). The STIP provides an opportunity for eligible employees, including the CEO and other executive officers, to receive cash bonuses based on the combination of corporate performance and individual performance.

     At the beginning of each fiscal year, the Committee establishes corporate targets that must be achieved before bonuses will be considered under the STIP. In the event that corporate performance equals or exceeds those targets, cash bonuses may be paid to eligible employees at the end of that fiscal year under the STIP. For fiscal 2006, the Committee determined that corporate performance would be measured against operating income, cash flow and revenue growth with a weighting of 50%, 25% and 25% assigned to each of those components, respectively. The extent to which the Company achieves these targets is referred to as the “Avaya Performance Factor.” For fiscal 2006, the Avaya Performance Factor was 83%.

     The assessment of an executive officer’s individual performance includes consideration of that executive officer’s leadership qualities and achievement of stated objectives. Award targets for executive officers are set based upon both the work required to be performed and competitive market data. The annual target award for Mr. Peterson, our former Chairman and CEO, was 125% of his base salary of $940,000. For Mr. D’Ambrosio, who was elected CEO on July 24, 2006, the annual target award for his bonus was set at 100% of his base salary. However, for fiscal year 2006, three-quarters of his annual award were calculated using the salary and annual target for his previous position of $475,000 and 85%, respectively, and one-quarter of his annual award was calculated using the salary and annual target for his new position of $800,000 and 100%, respectively. For Mr. Thurk, who was elected COO on July 24, 2006, the annual target award for his bonus was set at 100% of his base salary. However, for fiscal year 2006, three-quarters of his annual award were calculated using the salary and annual target for his previous position of $475,000 and 85%, respectively, and one-quarter of his annual award was calculated using the salary and annual target for his new position of $700,000 and 100%, respectively. For Mrs. Craven, who was elected CAO on August 3, 2006, the annual target award for her bonus was set at 75% of her base salary. However, for fiscal year 2006, three-quarters of her annual award were calculated using the salary and annual target for her previous position of $380,000 and 70%, respectively, and one-quarter of her annual award was calculated using the salary and annual target for her new position of $440,000 and 75%, respectively. The annual target award for each of the other named executive officers is 85% of their respective base salaries.

     An individual employee’s target award under the STIP is determined by multiplying the Avaya Performance Factor by the employee’s STIP target percentage (based on job level) and by a factor below, at, or greater than 100% that reflects the employee’s individual performance. Adjustments to those target awards may be made at the discretion of the employee’s supervisor, or in the case of the named executive officers, at the discretion of the Compensation Committee. Factors influencing adjustment decisions include, but are not limited to, the size of the aggregate pool of funds available for STIP awards and the desire to reward or retain key employees.

Equity-Based Program

     Our long-term incentive plan is generally made available to selected individuals in the form of stock options and restricted stock units, providing an additional opportunity to accumulate Common Stock and wealth related to that ownership. These equity-based awards are designed to align management interests with those of shareholders. In fiscal 2005 and 2006, the Committee determined that 50% of the restricted stock units awarded to certain executive officers would be performance-vesting restricted stock units to help reinforce our philosophy that compensation should also be used to promote the Company’s long-term performance goals.

     The Committee structures the size of awards by balancing the interests of shareholders, in terms of the impact of dilution, with the need to provide competitive stock plans. The Committee bases individual grants of equity-based awards on various factors, including competitive market data, demonstrated sustained performance and each executive officer’s demonstrated ability to contribute to Avaya’s future success. The Company’s ability and desire to retain key talent is also considered.

     Stock option awards provide executive officers with upside opportunity for improving Avaya’s stock price. In connection with their elections as CEO and COO, respectively, each of Mr. D’Ambrosio and Mr. Thurk received one-time grants of stock options having a term of 7 years and vesting in equal installments on the first, second, third and fourth anniversaries of their July 26, 2006 grant date. Otherwise, all stock options awarded to the named executive officers in fiscal 2006 have a term of seven years and vest in equal installments on the first, second and third anniversaries of the grant date.

     Time-vesting restricted stock unit awards are granted to enhance the retention value for our executive officers. In connection with their elections as CEO and COO, respectively, Mr. D’Ambrosio and Mr. Thurk received one-time grants of restricted stock unit awards vesting fifty percent (50%) on each of the third and fourth anniversaries of their July 26, 2006 grant dates. On August 3, 2006, Mr. Scricco received a restricted stock unit award which vests one-third on each of the second, third and fourth anniversaries of the date of the award and Mrs. Craven received a restricted stock unit award which vests one-third on each of the first, second and third anniversaries of the date of the award. All other time-vesting restricted stock unit awards made to the named executive officers in fiscal 2006 vest fifty percent (50%) on each of the second and third anniversaries of the date of the award.

     Performance-vesting restricted stock unit awards are granted to enhance alignment of the executive officers with the interests of shareholders. Awards of performance-vesting restricted stock units made to the named executive officers in fiscal 2006 have a one-year earnings per share (“EPS”) target for fiscal 2008. The percentage of restricted stock units that may vest will vary depending upon the actual EPS calculated for fiscal 2008, subject to a minimum cumulative three-year EPS target below which no restricted stock units will vest. If the cumulative three-year EPS target for fiscal 2006, 2007 and 2008 is not achieved, then all of these restricted stock units will be forfeited and cancelled. See “—Value of Total Compensation for Fiscal 2006” below.

Certain Other Benefits

     In addition to salaries, bonus opportunities and equity awards, Avaya provides its executive officers, including the CEO, with certain other benefits to assist Avaya in remaining competitive in the market for a high caliber management team. These perquisites include financial counseling services, a car allowance, reimbursement for home security systems, certain temporary housing expenses, limited personal use of the corporate aircraft and automobiles, and company-provided physical examinations. The Committee periodically reviews perquisites made available to the Company’s executive officers, including the CEO, to ensure that they are in line with market practice. For additional information regarding perquisites made available to the Company’s executive officers during fiscal 2006, please see the “Other Annual Compensation” column of the Summary Compensation Table.

Retirement Benefit Information

     Certain of our executive officers are eligible to receive benefits under a non-contributory qualified pension plan, known as the Avaya Inc. Pension Plan for Salaried Employees (“APPSE”), which covers U.S. salaried employees hired before January 1, 2004. Pension amounts based on the pension plan formula, which exceed the applicable Code limitations with respect to qualified pension plans, are paid under a non-contributory unfunded supplemental pension plan.

     Effective December 31, 2003, pension benefit accruals provided under the APPSE were frozen. When Avaya froze pension benefit accruals under the APPSE, it made corresponding changes to freeze accruals under the non-qualified supplemental pension plan. No new employees hired after December 31, 2003 participate in the APPSE or the supplemental pension plan.

     In connection with the changes made to the APPSE and the non-qualified supplemental pension plan, Avaya enhanced the qualified savings plan (the Avaya Inc. Savings Plan for Salaried Employees, or “ASPSE”), which covers U.S. salaried employees, and created the Avaya Inc. Savings Restoration Plan (“ASRP”). The ASRP is an unfunded non-qualified deferred compensation plan designed to restore contribution opportunities lost under the ASPSE as a result of Code limits. The ASRP provides that executives will be able to defer compensation and receive Company allocations that cannot be made or received under the ASPSE due to limitations imposed by the Code.

     For more information regarding these plans, including the estimated annual frozen pension benefits payable upon normal retirement age (65) for each of the executive officers listed in the Summary Compensation Table, please see “—Pension Plans.”

Avaya Inc. Deferred Compensation Plan

     The Avaya Inc. Deferred Compensation Plan is an unfunded, deferred compensation plan maintained primarily for our executive officers, including the CEO, and for members of the Board of Directors who are not employees of the Company. The purpose of the plan is to provide a means by which eligible employees and Non-employee Directors may defer the receipt of certain forms of compensation while at the same time giving the Company the present use of the compensation so deferred. As administered, the plan permits our executives to defer the receipt of shares of Common Stock underlying vested restricted stock units. Deferral of cash compensation by executive officers is not permitted and no cash dividends are accrued with respect to deferred shares. As of October 2, 2006, of the executive officers listed in the Summary Compensation Table, Mr. Peterson and Mrs. Craven had elected to defer the receipt of shares of Common Stock underlying vested restricted stock units. Please see “Security Ownership of Certain Beneficial Owners and Management” for more information.

Executive Officer Stock Ownership Requirements

     In May 2006, the Board approved guidelines for stock ownership requirements for certain of its executive officers, including the named executive officers. Under these guidelines, our CEO is required to own Common Stock equal in value to at least five times his annual base salary. Additionally, the other executive officers covered by the guidelines are required to own Common Stock equal in value to at least three times their annual base salaries. The CEO and those executive officers generally have five years to achieve their respective ownership levels under the guidelines. Included in the calculation to determine whether or not an individual has met the ownership levels contained in those guidelines are, among other things, shares owned outright and up to fifty percent (50%) of the unrealized stock option gain on vested, unexercised, in-the-money stock options held by that individual.

Review of Compensation

CEO Compensation

     Under the Committee’s charter, the Committee is responsible for reviewing the CEO’s individual goals and objectives, evaluating the CEO’s performance and setting CEO compensation based on this evaluation and the Avaya Performance Factor discussed above. The Committee and the full Board conduct a formal review of the CEO’s performance each fiscal year, and the Committee makes decisions with the concurrence of the Board regarding his compensation at the end of each fiscal year. The Committee uses specified criteria to help assess the performance of the CEO in addition to the financial results of the Company and performance against his annual objectives. Among other things, the Committee evaluates his ability: to act as a role model for ethics and integrity; to give serious attention to succession planning; to challenge the organization to exceed expected outcomes and results; to make decisive and timely decisions and make long-term decisions that create competitive advantage; and to be effective overall as a leader.

     Following an evaluation of the CEO’s performance, the Committee reviews the CEO’s total compensation package, including base salary, short term incentive awards, long term incentive awards, benefits and perquisites. The components of Mr. D’Ambrosio’s compensation for fiscal 2006 are identified below under “—Value of Total Compensation for Fiscal 2006” and in more detail under “—Summary Compensation Table.” In addition, for information regarding certain pension benefits for which Mr. D’Ambrosio is eligible, please see “—Pension Plans.”

     The Board actively participates in the process of assessing the CEO’s performance and in setting his compensation based on that assessment. Throughout the assessment, the Chairman of the Committee leads the Board in its discussion of the CEO’s performance and the various elements of his compensation.

Other Employees

     Under the Committee’s charter, the Committee is responsible for reviewing the COO’s individual goals and objectives, evaluating the COO’s performance and setting the COO’s compensation based on this evaluation and the Avaya Performance Factor discussed above. The performance of the COO is reviewed at least annually by the Committee.

     In addition, the Committee reviews the individual performance of the officers reporting directly to the CEO and COO. The performance of those officers is reviewed at least annually by the Committee. In addition, the Committee is responsible for approving compensation and benefit programs for individuals holding positions classified as Vice President or higher. Moreover, the Committee is responsible for providing oversight and guidance in the development of compensation and benefit programs for all employees of the Company, including recommendations to the Board with respect to incentive compensation and equity-based plans.

Value of Total Compensation for Fiscal 2006 for Named Executive Officers

     Set forth below is a summary of the dollar values of the total annual compensation provided, granted to or received by each of the named executive officers during the fiscal year ended September 30, 2006:

				Potential Value of
				Fiscal 2006 Long-term
	Cash Compensation ($)			Compensation Awards ($)
					Performance-
				Time-Vesting	Vesting
		Bonus		Restricted	Restricted	Stock Option	Value of Total
	Salary Earned	Earned for	Other	Stock Units	Stock Units	Grants	Compensation for
Name	in Fiscal 2006	Fiscal 2006	(1)	(2)	(3)	(4)(5)	Fiscal 2006 ($)
Donald K. Peterson	940,000	975,250	518,027	1,040,777	1,040,777	1,056,411	5,571,242
Louis J. D’Ambrosio	536,905	584,269	212,594	2,334,881	477,734	2,008,908	6,155,291
Michael C. Thurk	517,857	555,219	265,282	2,102,729	477,734	1,818,412	5,737,233
Pamela F. Craven	390,000	454,278	180,734	913,232	341,232	771,560	3,051,036
Francis M. Scricco	475,000	335,113	265,282	1,049,734	477,734	910,106	3,512,969
Garry K. McGuire	470,000	331,585	293,156	477,734	477,734	484,910	2,535,119
____________________

(1)	The “Other” column is the total of the amounts shown in the “Other Annual Compensation” and “All Other Compensation” columns of the Summary Compensation Table.

(2)	Amounts shown represent grants of time-vesting restricted stock units. All vest 50% on each of the second and third anniversaries of the award date, with the exception of: $1,857,146, and $ 1,624,994 for Messrs. D’Ambrosio and Thurk, respectively, which vest 50% on the third and fourth anniversaries of the award date; $572,000 for Mrs. Craven, which vests one-third each on the first, second and third anniversaries of the award date; and $572,000 for Mr. Scricco, which vests one-third each on the second, third and fourth anniversaries of the award date. Value is based on the closing price of Avaya stock on September 29, 2006, which was $11.44.

(3)	Amounts shown represent performance-vesting awards with a one-year earnings per share (“EPS”) target for fiscal 2008. The percentage of restricted stock units that may vest will vary depending upon the actual EPS calculated for fiscal 2008, subject to a minimum cumulative three-year EPS target below which no restricted stock units will vest. If the cumulative three-year EPS target for fiscal 2006, 2007 and 2008 is not achieved, then all of these restricted stock units will be forfeited and cancelled. Value is based on the closing price of Avaya stock on September 29, 2006, which was $11.44.

(4)	Amounts shown are based upon the option grants identified under “—Option Grants in Fiscal 2006.”

(5)	For fiscal 2006, the Company began using a binomial model in calculating the fair value of stock options. In December 2004, the Financial Accounting Standards Board issued SFAS 123(R), which requires the Company to recognize compensation expense for stock options and discounts under employee stock purchase plans granted to employees based on the estimated fair value of the equity instrument at the time of grant. The requirements of SFAS 123(R) became effective for the Company beginning in the first quarter of fiscal 2006.

     As the Company has frozen the accrued benefit under its qualified and non-qualified pension plans, the table above does not reflect any increase in pension benefits that may accrue to the eligible named executive officers. However, included within the “Other” column above are Company contributions to the qualified ASPSE and allocations to accounts under the ASRP. For a description of their pension benefits and the ASRP, please see “—Pension Plans” below. The table above also does not reflect any compensation income resulting from changes in valuation of previous stock option grants or other equity-based compensation. Moreover, the actual value ultimately realized by the named executives under the equity-based compensation awards set forth above will vary based on, among other things, Avaya’s operating performance and fluctuations in the Common Stock price. The table above also does not include severance or change-in-control benefits, which are discussed in more detail under “—Employment Contracts, Termination of Employment and Change in Control Arrangements.”

Mr. Peterson’s Separation Agreement

     On July 24, 2006, the Company announced that Mr. Peterson stepped down as President and CEO. Effective as of that date, the Company and Mr. Peterson executed a Separation Agreement and General Release outlining the terms and conditions regarding his termination of employment. Under that agreement, Mr. Peterson received, among other things, a severance payment of $4.23 million and continuation of certain benefits. Mr. Peterson was not eligible for benefits under the Company’s Involuntary Separation Plan for Senior Officers at the time of his separation. The terms of the agreement were approved by the Committee. For a complete description of the severance agreement, please see “Executive Compensation and Other Information – Employment Contracts, Termination of Employment and Change in Control Arrangements –Separation Agreements –Mr. Peterson’s Separation Agreement.” Mr. Peterson remained Chairman of the Board through September 30, 2006 and will remain a non-executive employee of the Company through December 31, 2006.

Mr. McGuire’s Separation Agreement

     On October 3, 2006, the Company announced that Mr. McGuire, its Chief Financial Officer and Senior Vice President – Corporate Development, would retire from that position and as an executive officer of the Company effective December 31, 2006. For the period beginning January 1, 2007 and ending March 30, 2007, Mr. McGuire will continue with the Company as a non-executive employee. On October 3, 2006 the Company and Mr. McGuire executed a Separation Agreement and General Release outlining the terms and conditions regarding his separation from the Company, which were generally as provided under the Company’s Involuntary Separation Plan for Senior Officers. Under that agreement, Mr. McGuire will receive, among other things, an aggregate of $1.7 million and continuation of certain benefits. The terms of the agreement were approved by the Committee. For a complete description of the severance agreement, please see “Executive Compensation and Other Information – Employment Contracts, Termination of Employment and Change in Control Arrangements –Separation Agreements –Mr. McGuire’s Separation Agreement.”

Equity Grant Policy

     In November 2006, the Committee approved equity grant practices in the form of the Avaya Inc. Equity Grant Policy. The policy was adopted by the Committee to formalize its procedures for making grants of equity awards. Under the policy, the Committee is responsible for approving equity award grants to reporting persons subject to Section 16 of the Securities Exchange Act of 1934 (“Section 16 employees”). Authority to make grants to all other employees is delegated to a stock award committee, of which Mr. Odeen, our Non-executive Chairman and Lead Director, is the sole member. Equity awards generally are granted in one of three scenarios: (i) in connection with annual awards made to employees near the beginning of each fiscal year, (ii) during the course of the year to newly hired employees in connection with their offers of employment and (iii) on a monthly basis to selected employees for retention and recognition purposes.

     Annual Awards

     At the beginning of each fiscal year, the Committee and the stock award committee may grant equity awards to eligible employees, including the named executive officers. Under the policy, all annual awards in any given fiscal year are to be granted with the same effective date, which, unless otherwise specified by the Compensation Committee, will be the first trading day following the date of the Compensation Committee meeting at which those grants are approved. Written approval must be obtained on or prior to that effective date.

     In the event that the date of Committee and stock award committee approval falls within an earnings “blackout period” (as defined by the Company’s Stock Trading Policy), then all annual awards for that fiscal year must be granted with an effective date of two business days following the date of the earnings announcement relating to that “blackout period.” The grant price for all annual awards will be the same, and it will be calculated in accordance with the terms of the Avaya Inc. 2004 Long Term Incentive Plan or any other applicable plan under which they are made.

      Mid-Year Awards to Newly-Hired Employees

     With respect to any newly-hired Section 16 employee, any award issued in connection with his or her offer of employment must be approved by the Committee on or prior to the date his or her employment with Avaya commences. The grant date for the award will be the first business day of the month on or after the date on which his or her employment with Avaya commences.

     With respect to any other newly hired employee, any award must be approved by the stock award committee on, and the grant date for the award shall be, the first business day of the month on or after the later of (i) the date his or her employment with Avaya commences and (ii) the date the request for approval is received by the Avaya Global Stock Plans group, which is responsible for administering equity awards. However, the Avaya Global Stock Plans group must be notified at least three business days prior to the first day of the month in which the grant is to become effective.

     All Other Mid-Year Awards

     All other mid-year grants to Section 16 employees will be granted on the first business day of the month on or after the date those awards are approved by the Committee. However, no grant will be awarded during an earnings “blackout period.” If the award is to become effective on the first of the month following approval by the Committee and the first day of the month falls within an earnings “blackout period,” then the award will be granted with an effective date of two business days following the date of the earnings announcement relating to that “blackout period.”

     All other mid-year grants to other employees must be approved by the stock award committee on, and the grant date for any such award will be, the first business day of the month following the date the request for approval is received by the Avaya Global Stock Plans group. However, the Avaya Global Stock Plans group must be notified at least three business days prior to the first day of the month in which the grant is to become effective.

Tax Deductibility of Compensation

     The Code imposes a limitation on the deduction for certain executive officers’ compensation unless certain requirements are met. Avaya strives to have all compensation fully deductible. However, Avaya has paid in the past and reserves the right to pay in the future compensation that is not deductible if it is in the best interests of Avaya. The Compensation Committee and Avaya have carefully considered the impact of these tax laws and have taken certain actions intended to preserve Avaya’s tax deduction with respect to any affected compensation. Aside from grants of time-vested restricted stock units, all elements of executive officer compensation are expected to be fully deductible (except that, with respect to Mr. Peterson and Mrs. Craven, time-vested restricted stock units that were deferred until after each of his and her employment with the Company terminates, also are expected to be fully deductible).

Conclusion

     The Committee believes that the Company’s compensation program for executive officers supports the Committee’s philosophy that compensation should be designed to attract, motivate and retain executive officers and employees in such a way as to create value for the benefit of the Company’s shareholders. The Committee feels confident that, with the assistance of compensation consultants and through benchmarking, the Company’s salary, bonus, equity-based and other compensation programs help enable the Company to create a competitive total rewards package. In addition, the Committee believes that this total rewards package helps reinforce the Company’s commitment to maintaining a pay-for-performance culture. Based on a thorough review of all elements of the Company’s executive compensation programs, policies and practices, the Committee believes that the total mix of compensation provided to the Company’s executive officers, including the CEO, is appropriate.

Compensation Committee
Philip A. Odeen (Chairman)
Joseph P. Landy	Mark Leslie	Daniel C. Stanzione	Richard F. Wallman	Ronald L. Zarrella

PERFORMANCE GRAPH

     The following graph is a comparison of the cumulative total return(1) of the performance of our Common Stock with the performance of the Standard & Poor’s 500 Index and the performance of the Standard & Poor’s 500 Information Technology Index for the five-year period beginning September 30, 2001 and ending September 30, 2006.

	9/30/01	3/31/02	9/30/02	3/31/03	9/30/03	3/31/04	9/30/04	3/31/05	9/30/05	3/31/06	9/30/06
Avaya Inc.	$100.00	$74.55	$14.44	$20.61	$10.10	$160.40	$140.81	$117.98	$104.04	$114.14	$115.56
S&P 500 Index	$100.00	$110.99	$79.51	$83.51	$98.91	$112.84	$112.63	$120.39	$126.44	$134.50	$140.08
S&P 500 Information	$100.00	$124.74	$68.95	$84.01	$110.00	$121.02	$112.16	$118.00	$127.25	$133.97	$131.39
Technology Index
____________________

(1)	Assumes the value of the investment in our Common Stock and each index was $100 on September 30, 2001 and that all dividends were reinvested. Historical stock performance during this period may not be indicative of future stock performance.

EQUITY COMPENSATION PLAN INFORMATION AS OF SEPTEMBER 30, 2006

     The Company maintains the Avaya Inc. 2004 Long Term Incentive Plan pursuant to which it may grant equity awards to eligible persons. That Plan provides that any repricing of stock options is subject to the approval of the Company’s shareholders. For a description of the Avaya Inc. 2004 Long Term Incentive Plan and the proposed amendment of that plan, see “Proposals – Proposal 3– Directors’ Proposal to Approve an Amendment to the Avaya Inc. 2004 Long Term Incentive Plan.”

     In addition, the Company maintains the Avaya Inc. 2003 Employee Stock Purchase Plan (the “ESPP”). The ESPP allows eligible employees to purchase Avaya Common Stock at a 15% discount from the fair market value (as defined under the ESPP) of a share of Avaya Common Stock on the date of purchase through payroll deductions.

     The following table gives information about equity awards under the Company’s above-mentioned Plans as of September 30, 2006.

			Number of Securities
			Remaining Available for
		Weighted-Average	Future Issuance Under
	Number of Securities to	Exercise Price of	Equity Compensation
	be Issued upon Exercise	Outstanding	Plans (Excluding
	of Outstanding Options,	Options, Warrants	Securities Reflected in
Plan Category	Warrants and Rights (a)	and Rights (b)	Column (a))
Equity compensation plans approved by shareholders(1)(2)	43,227,919 (4)	$10.4279	42,963,392 (5)
Equity compensation plans not approved by shareholders(3)	498,786	$10.8827	—
Total	43,726,705	$10.4332	42,963,392
____________________

(1)	In connection with the separation from Lucent in September 2000, Avaya assumed certain stock options granted to Avaya employees through Lucent plans, pursuant to which such stock options are exercisable for 6,861,468 shares of Avaya Common Stock. These options have a weighted average exercise price of $25.6370 per share. In addition to options, there is an aggregate of 530,803 shares of Common Stock underlying stock awards that have vested the receipt of which has been deferred. No further awards will be made under these assumed plans. Statistics regarding the assumed options and deferred shares are not included in the above table.

(2)	In February 2001, the Company acquired VPNet Technologies, Inc. and assumed stock options under the VPNet Technologies, Inc. 1996 Stock Option Plan pursuant to which such stock options are exercisable for 91,241 shares of Avaya Common Stock. These options have a weighted average exercise price of $7.8449 per share. No further awards will be made under the VPNet plan. Statistics regarding the assumed options are not included in the above table.

(3)	This figure reflects discretionary grants made prior to January 1, 2003 to Non-employee Directors of the Company under individual agreements not pursuant to a stock option plan of the Company. These grants were made to attract and retain qualified persons who are not employees of the Company for service as members of the Board of Directors by providing such members with an interest in the Company’s success and progress. The awards are ten-year term non-qualified options to purchase Common Stock. The price of the options is the fair market value on the date the options are granted. The options became exercisable six months from the date of grant.

(4)	This amount includes an aggregate of 1,027,013 shares of Common Stock the receipt of which has been deferred under the terms of the Avaya Inc. Deferred Compensation Plan. Since the shares have no exercise price, they have been excluded from the weighted average calculations in column (b).

(5)	This amount includes an aggregate of 5,314,564 shares representing outstanding restricted stock unit awards vesting through 2010 and 24,351,360 shares remaining available for purchase under the 2003 Employee Stock Purchase Plan.

PENSION PLANS

     Upon Avaya’s separation from Lucent, Avaya adopted a non-contributory pension plan, known as the Avaya Inc. Pension Plan for Salaried Employees (“APPSE”), which covers salaried employees, including executives. Additionally, at that time, Avaya adopted a non-contributory supplemental pension plan. Both plans essentially replicated Lucent pension plans for management employees. In September 2003, Avaya announced that, effective December 31, 2003, the pension benefit accruals provided under the APPSE would be frozen. Corresponding changes also were made to the supplemental pension plan and the Avaya Inc. Savings Plan for Salaried Employees (“ASPSE”). The following is a summary description of the terms of the APPSE and the supplemental pension plan, in each case as modified in accordance with the announcement made in September 2003.

     Participants who were employed by Lucent as of the date of the separation were given full credit under the APPSE for service and compensation accrued prior to the separation from Lucent under the Lucent pension plan. The APPSE was established on October 1, 2000 and it has two separate programs, the Service Based Program and Account Balance Program.

     For former Lucent employees hired prior to 1999, the Service Based Program provides for annual pensions computed on a modified career average pay such that a participant’s benefit is equal to:

  1.4% of the participant’s average annual pension eligible pay for the five years ending December 31, 1998, excluding the annual bonus award paid in December 1997, times the number of years of service prior to January 1, 1999; plus

  1.4% of the participant’s pension eligible pay from January 1, 1999 through December 31, 2003 including the annual bonus award paid in December 1997.

     Participants must be at least age 55 with at least 15 years of service to become eligible for a service pension under the APPSE. Furthermore, if the sum of the participant’s age and service is not at least equal to 80 years, a 3% reduction per year will be applied to the pension amount. After December 31, 2003, the participant’s age and service will continue to count toward meeting this eligibility and, as applicable, reduce or eliminate the discount. However, the pension benefit will be the frozen amount accrued as of December 31, 2003.

     The Account Balance Program was established generally for employees hired on or after January 1, 1999, including former Lucent employees hired after that date who transferred to the Company at the time of the separation. The Account Balance Program is a cash balance pension plan, which adds age-based pay credits and interest credits to a participant’s account annually. The age-based pay credits range from 3% to 10%. Interest credits are determined annually and will be no less than 4%, but no greater than 10%. The final age-based pay credit was made on January 1, 2004 for plan year 2003. Because accrued benefits have been frozen, no further pay credits will be made to a participant’s account. Interest credits, however, will continue to be made every December 31. No new employees hired after December 31, 2003 will participate in the APPSE.

     Pension amounts under the APPSE are not subject to reductions for Social Security benefits or other offset amounts. Average annual pay includes base salary and certain pension-eligible bonus awards. However, federal laws place limitations on compensation amounts that may be included under the APPSE.

     Pension amounts based on the pension plan formula, which exceed the applicable Code limitations with respect to qualified plans, are paid under the non-qualified supplemental pension plan. Compensation amounts that exceed the applicable federal limitations, including amounts related to bonus awards, are taken into account under our non-qualified supplemental pension plan. This plan is a non-contributory plan, and uses the same formula and eligibility rules as the APPSE to provide supplemental pension benefits to salaried employees, including Avaya executives.

     Aside from paying pension benefits above the applicable Code limitations as accrued up to December 31, 2003, the non-qualified supplemental pension plan had a minimum pension benefit provision that was eliminated effective December 31, 2003. Additionally, the mid-career provision of the non-qualified supplemental pension plan, which also was part of the plan created at the spin-off and which provided for certain benefits based on factors including age, date of hire and job levels at date of hire and termination, was frozen as of December 31, 2003. As of September 30, 2006, the estimated annual frozen pension benefits payable at normal retirement age (65) for each of the executive officers listed in the Summary Compensation Table was as follows:

	Number of Years of
Name	Credited Service		Age 65 Annuity
Donald K. Peterson	11	(1)	$242,762
Louis J. D’Ambrosio	—	(2)	$9,969
Michael C. Thurk	—	(2)	$17,038
Pamela F. Craven	36	(3)	$109,802
Francis M. Scricco	—	(4)	—	(4)
Garry K. McGuire	—	(2)	$30,962
____________________

(1)	The years of credited service shown for Mr. Peterson are through his separation date from the Company effective December 31, 2006.

(2)	Indicates participation in the Account Balance Program of the Pension Plan for Salaried Employees, for which years of credited service are not relevant.

(3)	The years of credited service shown for Mrs. Craven assume continued service through age 65.

(4)	Mr. Scricco joined the Company on March 29, 2004 and, as a result, is not eligible for pension benefits upon his retirement.

     In connection with the changes made to the APPSE and the supplemental pension plan, Avaya enhanced the ASPSE and created the Avaya Inc. Savings Restoration Plan (“ASRP”), in which all executive officers and certain other employees whose compensation exceeds the limits described below, are eligible to participate. The ASRP is an unfunded non-qualified deferred compensation plan designed to restore contribution opportunities lost under the ASPSE as a result of Code limits, and it was implemented when pension benefits were frozen effective December 31, 2003. The ASRP provides that executives will be able to defer and receive company allocations that cannot be received under the ASPSE due to limitations imposed by the Code. For information on amounts allocated to the accounts of our executive officers, including the CEO, under the ASRP, please see the “All Other Compensation” column of the Summary Compensation Table.

     It is anticipated that some of our non-qualified executive benefit plans, including the supplemental pension plan and the ASRP, will be supported by a benefits protection trust, the assets of which will be subject to the claims of our creditors. In the event of a change in control or a potential change in control of Avaya, certain additional funds might be required to be contributed to such trust to support benefits under such plans.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
AND CHANGE IN CONTROL ARRANGEMENTS

Employment Agreements

     None of Avaya’s executive officers, including the CEO, has an employment agreement with the Company or any of its subsidiaries.

Change in Control Arrangements

Incentive Plans

     Avaya Inc. 2004 Long Term Incentive Plan

     The Avaya Inc. 2004 Long Term Incentive Plan generally provides that, unless our Compensation Committee determines otherwise at the time of grant with respect to a particular award, in the event of a “change in control”: (i) any options and stock appreciation rights outstanding as of the date the change in control is determined to have occurred will become fully exercisable and vested; (ii) the restrictions and deferral limitations applicable to any restricted stock awards will lapse; and (iii) the restrictions and deferral limitations and other conditions applicable to any other stock unit awards or any other awards will lapse, and such other stock unit awards or other awards will become free of all restrictions, limitations or conditions and become fully vested and transferable. In addition, if a “change in control” occurs or is to occur during a performance period, the Compensation Committee shall determine the extent to which performance awards shall vest or shall be adjusted in light of such change in control.

     The plan defines “change in control” to mean, generally: (i) an acquisition by any individual, entity or group (other than an acquisition directly from Avaya) of beneficial ownership of fifty percent (50%) or more of either the then outstanding shares of our Common Stock or the combined voting power of our then outstanding voting securities entitled to vote generally in the election of Directors; (ii) a change in the composition of a majority of our Board which is not supported by our current Board; (iii) subject to certain exceptions, the approval by the shareholders of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of our assets of or, if consummation of such corporate transaction is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent either explicitly or implicitly by consummation; or (iv) the approval of the shareholders of our complete liquidation or dissolution.

     Avaya Inc. Deferred Compensation Plan

     With respect to deferrals made prior to January 1, 2005, unless a contrary advance election is made, amounts deferred under the Avaya Inc. Deferred Compensation Plan will be paid in a lump sum as soon as practicable following a change in control. With respect to those deferrals, the definition of “change in control” under the Deferred Compensation Plan is substantially similar to the definition used for the Avaya Inc. 2004 Long Term Incentive Plan, but the change in control trigger under the Deferred Compensation Plan is twenty percent (20%) as opposed to fifty percent (50%). See “—Avaya Inc. 2004 Long Term Incentive Plan” above. With respect to deferrals made on or after January 1, 2005, amounts deferred under the Avaya Inc. Deferred Compensation Plan will be paid in a lump sum as soon as practical following a change in control. With respect to those deferrals, the definition of “change in control” will comply with the definition promulgated by the Internal Revenue Service pursuant to Section 409A of the Code.

     Avaya Inc. Savings Restoration Plan

     As described under “—Pension Plans” above, the ASRP provides certain eligible employees, including the executive officers named in the Summary Compensation Table, certain benefits otherwise limited under the ASPSE as a result of limitations under the Code. The plan provides that certain allocations made pursuant to the plan will be paid following a “change in control.” The definition of “change in control” for the purposes of the ASRP is substantially similar to the definition used for the Avaya Inc. 2004 Long Term Incentive Plan. See “—Avaya Inc. 2004 Long Term Incentive Plan” above.

Severance Agreements

     Effective September 1, 2004, each of Mr. Peterson, Mr. Thurk, Mrs. Craven, Mr. Scricco and Mr. McGuire entered into agreements providing for certain severance benefits in the event of the termination of the employment of such executive officer following a change in control, as defined in each of their agreements. These agreements replaced prior agreements with each of those executives following an annual review conducted by our Board. Mr. D’Ambrosio entered into a similar agreement effective September 1, 2004, but it was replaced with a new agreement effective November 1, 2006 following his election as CEO. Under each agreement, severance is payable upon a company-initiated termination or a termination initiated by the applicable executive officer with good reason within two years following a change in control. The definition of “good reason” includes a reduction in that executive officer’s compensation, substantial change in that executive officer’s work location or the assignment of additional duties inconsistent in any material respect with, or materially greater in scope than, that executive officer’s duties and responsibilities immediately prior to such change in control without an appropriate increase in targeted compensation. The definition of change in control is substantially similar to the definition used for the purposes of the Avaya Inc. 2004 Long Term Incentive Plan. See “—Incentive Plans—Avaya Inc. 2004 Long Term Incentive Plan” above.

     The agreements for each of the executive officers named in the Summary Compensation Table other than Mr. D’Ambrosio and Mr. Peterson provide that they shall be entitled to two times the sum of their respective annual base salaries and target bonuses. The agreement for Mr. D’Ambrosio provides, and the agreement for Mr. Peterson provided, that they shall be entitled to three times the sum of their respective annual base salaries and target bonuses. By way of example, using their fiscal 2006 compensation figures, the named executive officers would have been entitled to maximum payouts ranging from $1,540,000 to $6,345,000 had the change in control provisions of their severance agreements been triggered in fiscal 2006. In addition, these executive officers are entitled to continuation of medical and life insurance and, except for Mr. Scricco, a pension enhancement payment for the period of severance. The Company will also generally pay to these executive officers an amount covering any excise tax on these benefits.

     Each of these agreements has a term of one year and renews automatically each year thereafter unless terminated by our Board. The Compensation Committee annually reviews these agreements and will make a recommendation to our Board whether or not these agreements should be continued.

Involuntary Separation Plan

     The Avaya Involuntary Separation Plan for Senior Officers, effective October 13, 2001 and as amended from time to time, is designed to provide a specific payment and certain benefit enhancements to eligible “Senior Officers” of Avaya, its affiliated companies and subsidiaries in the event that their employment is involuntarily terminated under certain conditions. As originally adopted, eligible “Senior Officers” included all senior officers who reported directly to the CEO who are designated “At Risk” under the Avaya Force Management Program Guidelines. Mr. Peterson was not a participant under the plan. A Senior Officer is “At Risk” if there is a company initiated termination other than for “cause,” which is defined as: (i) conviction (including a plea of guilty or nolo contendere) of a felony or any crime of theft, dishonesty or moral turpitude; (ii) gross omission or gross dereliction of any statutory or common law duty of loyalty to Avaya; or (iii) any other violation of Avaya’s Code of Conduct. “At Risk” does not include any termination that is caused by or results from a change in control of Avaya, and, as a result, this plan does not apply where one of the agreements listed under “—Severance Agreements” above is triggered. As originally drafted, in the event that a Senior Officer was involuntarily terminated by the Company other than for “cause,” that Senior Officer was entitled to receive under the plan, upon executing a termination agreement and release, 150% of his final annual base salary, along with certain other benefits to continue for a period of time post-employment, including, but not limited to, certain medical benefits, financial counseling and outplacement services. In August 2006, the plan was amended to include the amount of a Senior Officer’s STIP target in the severance calculation and to permit the CEO to participate in the plan. In November 2006, the plan was further amended to modify the definition of Senior Officers to include the CEO, the COO and any executive officer reporting directly to the CEO or COO who has a target award percentage under the STIP equal to or greater than seventy percent (70%).

Separation Agreements

     Mr. Peterson’s Separation Agreement

     On July 24, 2006, the Company announced that Mr. Peterson stepped down as President and CEO. Effective as of that date, the Company and Mr. Peterson executed a Separation Agreement and General Release outlining the terms and conditions regarding his termination of employment. Mr. Peterson remained Chairman of the Board through September 30, 2006.

     Pursuant to his separation agreement, Mr. Peterson agreed to continue service as a non-executive employee of the Company for a transition period from July 24, 2006 through and including December 31, 2006. As compensation for his services during his transition period, the Company agreed:

(i)	to continue to pay him at his then-current rate of base salary through September 30, 2006 and to pay him an aggregate of $150,000 for the period from October 1, 2006 through his separation date, payable in three equal monthly installments;

(ii)	to pay him an aggregate of $4,230,000 (less applicable federal, state and local withholding taxes and other appropriate deductions) on the last business day prior to December 31, 2006;

(iii)	to continue his eligibility to receive a bonus for fiscal 2006 in accordance with the terms of the Company’s STIP;

(iv)	to provide him with continued coverage under the Company’s group health, vision and dental plans for a period of six months following his separation date;

(v)	to provide him with (a) financial counseling services for three months following his separation date and (b) outplacement services suitable to his position for a period of one year following his separation date;

(vi)	to pay him $240,000 (less all applicable federal, state and local withholding taxes and other appropriate deductions) to offset his cost of purchasing post-employment medical coverage for himself and his spouse; and

(vii)	effective as of his separation date, to accelerate the vesting of 45,489 restricted stock units granted to him on October 27, 2005 (the remainder of his outstanding unvested restricted stock units and stock options and vested but unexercised stock options continued to be governed by the terms and conditions of the plans under which they were granted).

     In addition, during his transition period, Mr. Peterson continues to be entitled to participate in all employee benefit plans to which he was participating as of July 24, 2006. Moreover, during that time period, he continues to be entitled to the following: certain business related transportation; secretarial assistance; an office for use in a Company facility; and home security services.

     Under the terms of his separation agreement, Mr. Peterson agrees to refrain from using, misappropriating or disclosing the Company’s proprietary information. In addition, he agrees that through December 31, 2007, he will not, directly or indirectly, engage in certain competitive activities or solicit any of the Company’s employees or customers.

     Mr. McGuire’s Separation Agreement

     On October 3, 2006, the Company announced that Mr. McGuire, its Chief Financial Officer and Senior Vice President –Corporate Development, would retire from that position and as an executive officer of the Company effective December 31, 2006. On October 3, 2006, the Company and Mr. McGuire executed a Separation Agreement and General Release outlining the terms and conditions regarding his separation from the Company.

     Pursuant to his separation agreement, after December 31, 2006, Mr. McGuire will become a non-executive employee of the Company for a transition period from January 1, 2007 through and including March 30, 2007. As compensation for his services during his transition period, the Company has agreed:

(i)	to continue to pay him at his then-current rate of base salary through March 30, 2007;

(ii)	to pay him a sum of $1,304,250 (less applicable federal, state and local withholding taxes and other appropriate deductions) on July 3, 2007;

(iii)	to continue his eligibility to receive a bonus for fiscal 2006 in accordance with the terms of the Company’s STIP;

(iv)	to pay him a one-time lump sum payment of $350,000 (less applicable federal, state and local withholding taxes and other appropriate deductions) on July 3, 2007 as consideration for his agreement to remain in the position of Chief Financial Officer and to assist in assuring a successful transition;

(v)	to provide him with continued coverage under the Company’s group health, vision and dental plans for a period of six months following his separation date; and

(vi)	to provide him with (a) financial counseling services for three months following his separation date and (b) outplacement services suitable to his position for a period of one year following his separation date.

     In addition, during his transition period, Mr. McGuire will continue to be entitled to participate in all employee benefit plans to which he was participating as of October 3, 2006. Moreover, during that time period, he will continue to be entitled to certain business related transportation and home security services.

     Under the terms of his separation agreement, Mr. McGuire agrees, among other things, to refrain from using, misappropriating or disclosing the Company’s proprietary information. In addition, he agrees that, through April 1, 2008, he will not, directly or indirectly, engage in certain competitive activities or solicit any of the Company’s employees or customers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are Mr. Odeen (Chairman), Mr. Landy, Mr. Leslie, Dr. Stanzione, Mr. Wallman and Mr. Zarrella. Mr. Landy was first appointed to Avaya’s Board in January 2003 after being nominated for election to our Board by the Warburg Pincus Entities in connection with the transactions described under “Corporate Governance and Related Matters—Certain Relationships and Related Party Transactions—Warburg Pincus Entities.” Mr. Landy may be entitled to indemnification by affiliates of the Warburg Pincus Entities against certain liabilities that he may incur as a result of serving as a Director of Avaya.

SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation paid by us for services rendered in all capacities during the fiscal year ended September 30, 2006 to our CEO, each other person who served as CEO during fiscal 2006 and our four other most highly compensated executive officers.

		Annual Compensation				Long-Term Compensation
						Awards
								Number of
						Restricted		Securities
				Other Annual		Stock		Underlying	All Other
		Salary	Bonus	Compensation		Award(s)		Options	Compensation
Name and Position:	Fiscal Year	($)	($)	($)		($)		(#)	($)
Donald K. Peterson,	2006	940,000	975,250	158,258	(6)	1,004,386	(7)	206,766	359,769	(10)(11)(12)
Former Chairman, President and	2005	940,000	—	109,550	(6)	—		350,000	190,187	(10)(11)
Chief Executive Officer(1)	2004	940,000	2,100,400	75,909	(6)	—		—	49,106	(10)(11)

Louis J. D’Ambrosio,	2006	536,905	584,269	42,961	(6)	1,978,891	(7)	455,659	169,633	(10)(11)(12)
Director, President and	2005	475,000	—	37,732	(6)	—		115,000	32,254	(10)(11)
Chief Executive Officer(2)	2004	475,000	664,000	37,659	(6)	—		125,000	39,240	(10)(11)(13)

Michael C. Thurk,	2006	517,857	555,219	33,155	(6)	1,789,151	(7)	410,566	232,127	(10)(11)(12)
Director and Chief Operating	2005	475,000	—	37,522	(6)	—		115,000	70,185	(10)(11)
Officer(3)	2004	475,000	664,000	32,284	(6)	—		125,000	22,985	(10)(11)

Pamela F. Craven,	2006	390,000	454,278	35,439	(6)	793,801	(7)	167,792	145,295	(10)(11)(12)
Chief Administrative	2005	385,846	—	36,599	(6)	—		85,000	127,825	(10)(11)(14)
Officer(4)	2004	378,333	456,500	34,523	(6)	—		100,000	19,496	(10)(11)

Francis M. Scricco,	2006	475,000	335,113	83,576	(6)	925,530	(7)	194,909	181,706	(10)(11)(12)
Senior Vice President —	2005	475,000	—	119,259	(6)	—		115,000	67,047	(10)(11)
Avaya Global Services	2004	242,663	827,400 (8)	40,733	(6)	1,558,000	(9)	700,000	16,584	(10)(11)

Garry K. McGuire,	2006	470,000	331,585	62,212	(6)	461,030	(7)	94,909	230,944	(10)(11)(12)
Chief Financial Officer and	2005	470,000	—	53,787	(6)	—		115,000	72,812	(10)(11)
Senior Vice President — Corporate Development(5)	2004	466,667	657,000	46,729	(6)	—		125,000	125,729	(10)(11)(15)
____________________

(1)

Mr. Peterson stepped down as President and Chief Executive Officer effective July 24, 2006 and he retired as Chairman of the Board effective September 30, 2006. He will remain a non-executive employee through December 31, 2006.

(2)	Mr. D’Ambrosio became President and Chief Executive Officer effective July 24, 2006 and a Director effective November 2, 2006.

(3)	Mr. Thurk became Chief Operating Officer effective July 24, 2006 and a Director effective November 2, 2006.

(4)	Mrs. Craven became Chief Administrative Officer effective August 3, 2006.

(5)	Mr. McGuire will retire from his current position and as an executive officer of Avaya effective December 31, 2006 and will remain a non-executive employee through March 30, 2007.

(6)	The executive officers named above receive various perquisites provided by or paid for by the Company pursuant to Company policies. SEC rules require us to disclose perquisites and other personal benefits, securities or property for a named executive officer unless the aggregate amount of that type of compensation is the lesser of either $50,000 or ten percent (10%) of the total annual salary and bonus reported for that named executive officer. SEC rules also require the Company to disclose each perquisite or other personal benefit exceeding twenty-five percent (25%) of the total perquisites and other personal benefits reported for a named executive officer. However, in an effort to promote transparency in disclosure, the Company has provided perquisite information regardless of whether or not those thresholds have been met.

Perquisites received may include financial counseling services, personal use of Company aircraft, automobile allowances, home security monitoring and power backup systems, personal use of company automobiles, certain temporary housing expenses and company-provided physical examinations. Amounts shown for all perquisites other than automobile allowances and personal use of Company automobiles include gross up payments equal to the taxes payable on those perquisites. Effective November 1, 2006, the Company also no longer provides gross-up payments for personal use of Company aircraft.

Perquisites received are as follows:

		Financial	Personal Use			Personal Use
		Counseling	of Company	Automobile	Home	of Company
		Services	Aircraft (a)	Allowance	Security	Automobiles (b)	Other
Name	Fiscal Year	($)	($)	($)	($)	($)	($)
Donald K. Peterson	2006	23,299	109,587	16,800	6,783	1,789	—
	2005	30,000	55,870	16,800	3,185	3,695	—
	2004	30,000	23,381	16,800	3,223	1,701	804	(c)

Louis J. D’Ambrosio	2006	20,000	—	16,800	—	646	5,515	(d)
	2005	20,000	—	16,800	—	932	—
	2004	20,000	—	16,800	—	859	—

Michael C. Thurk	2006	16,216	— (e)	16,800	—	139 (e)	—	(e)
	2005	16,216	4,242	16,800	—	264	—
	2004	15,215	—	16,800	—	269	—

Pamela F. Craven	2006	18,639	—	16,800	—	—	—
	2005	18,639	—	16,800	—	1,160	—
	2004	17,489	—	16,800	—	234	—

Francis M. Scricco	2006	14,911	2,887	16,800	—	407	48,571	(f)
	2005	20,000	2,188	16,800	—	1,067	79,204	(f)
	2004	6,296	835	9,800	—	4,097	19,705	(f)

Garry K. McGuire	2006	20,000	6,929	16,800	12,449	4,784	1,250	(d)
	2005	20,000	9,502	16,800	2,936	4,549	—
	2004	20,000	—	16,800	5,433	4,496	—

            ____________________

(a)	The Company does not require its executive officers to use the corporate aircraft for their personal travel. For fiscal 2006, the Board of Directors established an annual cap on the number of hours that the corporate aircraft may be used by its executive officers, including Mr. D’Ambrosio, at one hundred (100) hours in the aggregate of actual flight time. Personal use of the company aircraft by the CEO and the Company’s other executive officers, including the named executive officers, during fiscal 2006, 2005 and 2004 represented approximately 5%, 4% and 1%, respectively, of the total flight time during each of those years.
  Values indicated reflect the incremental cost to the Company. Incremental cost is calculated based on the average cost of fuel, maintenance, engine insurance, handling and landing fees, contract personnel, and other travel and living expenses. Since the corporate aircraft are used primarily for business purposes, the values exclude fixed costs which do not change based on usage, such as the cost to lease the aircraft and pilots’ and other employees’ salaries, benefits and training.

  In fiscal 2006, the Company began including in its incremental cost calculations costs associated with “deadhead” legs (that is where no passengers were on the aircraft for a segment of the flight plan), attributable to personal travel. In addition, in fiscal 2006 the Company began including in its calculations the tax deductions lost by the Company as a result of personal use of the Company aircraft. As a result, amounts shown for fiscal 2006 include “deadhead” legs and lost corporate tax deductions and are not comparable to those for fiscal 2005 or 2004. For comparative purposes, set forth below is the total number of hours the corporate aircraft were used for personal travel by each of the named executive officers for each of fiscal 2006, 2005 and 2004, excluding “deadhead” legs:
	# of Hours
Name	2006	2005	2004
Donald K. Peterson	29	31	14
Louis J. D’Ambrosio	—	—	—
Michael C. Thurk	—	2	—
Pamela F. Craven	—	—	—
Francis M. Scricco	1	2	1
Garry K. McGuire	2	5	—

(b)	With respect to company owned vehicles, values have been determined by a formula which applies cost- per-mile based on the prior fiscal year’s aggregate cost to the Company. Costs include fuel, drivers’ salaries and benefits, vehicle lease, maintenance, and other costs related to maintaining and operating the vehicles. With respect to third party vehicles (e.g., car services) values represent the amounts invoiced to the Company by those third parties.

(c)	Represents payments of above-market interest on deferred compensation payable with respect to deferred compensation accounts that were assumed by Avaya in connection with the separation from Lucent, which accounts have since been distributed.

(d)	Represents the costs of company-provided physical examinations.

(e)	Consistent with IRS regulations, the costs associated with use of the corporate aircraft and company-provided ground transportation for travel by Mr. Thurk from his office in Massachusetts to our corporate headquarters in New Jersey were allocated as business expenses for fiscal 2006, 2005 and 2004, respectively. Similarly, consistent with IRS regulations, the costs associated with temporary housing provided to Mr. Thurk while in New Jersey also were treated as business expenses for those years. Therefore, amounts indicated above do not include the costs associated with that aircraft travel, ground transportation or temporary housing during those years. During fiscal 2007, Mr. Thurk’s principal office changed from Massachusetts to New Jersey following his election as COO. As a result, any such travel by Mr. Thurk to and from Massachusetts and our corporate headquarters in New Jersey and any such temporary housing costs will be treated as personal benefits and included as compensation earned beginning with fiscal 2007.

(f)	Represents a temporary housing allowance.

(7)	Amounts for 2006 are calculated based upon 90,977 restricted stock units granted to Mr. Peterson, 41,760 restricted stock units granted to Mr. D'Ambrosio, 41,760 restricted stock units granted to Mr. Thurk, 29,828 restricted stock units granted to Mrs. Craven, 41,760 restricted stock units granted to Mr. Scricco and 41,760 restricted stock units granted to Mr. McGuire, respectively, on October 27, 2005 at a closing price of $11.04; and 50,000 restricted stock units granted to each of Mrs. Craven and Mr. Scricco on August 3, 2006 at a closing price of $9.29. In connection with their elections as CEO and COO, Mr. D'Ambrosio and Mr. Thurk received one-time awards of 162,338 and 142,045 restricted stock units, respectively, on July 26, 2006 at a closing price of $9.35. Holders of these restricted stock units are not entitled to receive dividends on their awards.

The total number of restricted stock units held by Mr. Peterson, Mr. D’Ambrosio, Mr. Thurk, Mrs. Craven, Mr. Scricco and Mr. McGuire on September 30, 2006 was 90,977, 204,098, 183,805, 79,828, 191,760 and 41,760, respectively. The value of these restricted stock unit holdings on that date was $1,040,777, $2,334,881, $2,102,729, $913,232, $2,193,734 and $477,734, respectively, based upon the closing price of Avaya Common Stock on the NYSE on September 29, 2006, which was $11.44 per share.

(8)	Includes a payment of $250,000 made pursuant to Mr. Scricco’s offer of employment. Mr. Scricco commenced services with Avaya on March 29, 2004.

(9)	Amounts for 2004 are calculated based upon the receipt by Mr. Scricco of an inaugural grant of 100,000 restricted stock units on March 29, 2004 at the closing price of $15.58. Mr. Scricco is not entitled to receive dividends on these restricted stock units.

(10)	In 2006, company contributions to the qualified savings plan and allocations to accounts under the ASRP for Mr. Peterson, Mr. D’Ambrosio, Mr. Thurk, Mrs. Craven, Mr. Scricco and Mr. McGuire totaled approximately $56,400, $19,538, $29,972, $23,400, $28,500 and $28,200, respectively. In 2005, company contributions to the qualified savings plan and allocations to accounts under the ASRP for Mr. Peterson, Mr. D’Ambrosio, Mr. Thurk, Mrs. Craven, Mr. Scricco and Mr. McGuire totaled approximately, $182,424, $31,180, $67,290, $50,190, $63,144 and $67,620, respectively. In 2004, company contributions to the qualified savings plan and allocations to accounts under the ASRP for Mr. Peterson, Mr. D’Ambrosio, Mr. Thurk, Mrs. Craven, Mr. Scricco and Mr. McGuire were approximately $42,300, $15,325, $20,350, $17,100, $14,560 and $21,150, respectively. For additional information on the ASRP, please see “—Pension Plans” above. The ASRP was not implemented until 2004.

(11)	Includes $8,369, $1,095, $3,155, $2,895, $4,206 and $5,744 for insurance premiums paid on behalf of each of Mr. Peterson, Mr. D’Ambrosio, Mr. Thurk, Mrs. Craven, Mr. Scricco and Mr. McGuire, respectively, for 2006. Includes $7,763, $1,074, $2,895, $2,635, $3,903 and $5,192 for insurance premiums paid on behalf of each of Mr. Peterson, Mr. D’Ambrosio, Mr. Thurk, Mrs. Craven, Mr. Scricco and Mr. McGuire, respectively, for 2005. Includes $6,806, $971, $2,635, $2,396, $2,024 and $4,579 for insurance premiums paid on behalf of each of Mr. Peterson, Mr. D’Ambrosio, Mr. Thurk, Mrs. Craven, Mr. Scricco and Mr. McGuire, respectively, for 2004.

(12)	Includes 2006 payments under the Tenovis Special Incentive Plan in the amounts of $295,000, $149,000, $199,000, $119,000, $149,000 and $197,000 to Mr. Peterson, Mr. D’Ambrosio, Mr. Thurk, Mrs. Craven, Mr. Scricco and Mr. McGuire, respectively.

(13)	Includes a relocation allowance in the amount of $22,944 for Mr. D’Ambrosio in 2004, including the appropriate tax gross-up.

(14)	Includes a $75,000 “spot” award to Mrs. Craven for performance during fiscal 2005.

(15)	Includes a $100,000 “spot” award to Mr. McGuire for performance during fiscal 2004.

LONG-TERM INCENTIVE PLANS—AWARDS IN FISCAL 2006

	Number of	Performance or	Estimated Future Payouts Under
	Shares, Units	Other Period Until	Non-Stock Price-Based Plans
	or Other	Maturation or	Threshold	Target	Maximum
Name	Rights(1)	Payout	(#)	(#)	(#)
Donald K. Peterson	90,977	10/1/2005 – 9/30/2008	45,489	90,977	136,466
Louis J. D’Ambrosio	41,760	10/1/2005 – 9/30/2008	20,880	41,760	62,640
Michael C. Thurk	41,760	10/1/2005 – 9/30/2008	20,880	41,760	62,640
Pamela F. Craven	29,828	10/1/2005 – 9/30/2008	14,914	29,828	44,742
Francis M. Scricco	41,760	10/1/2005 – 9/30/2008	20,880	41,760	62,640
Garry K. McGuire	41,760	10/1/2005 – 9/30/2008	20,880	41,760	62,640
____________________

(1)	Represents grants of restricted stock units during fiscal 2006 made under the Avaya Inc. 2004 Long-Term Incentive Plan. The restricted stock units are performance-vesting with a one-year EPS target for fiscal 2008. The percentage of restricted stock units that may vest will vary depending on the actual EPS calculated for fiscal 2008, subject to a minimum target below which no restricted stock units will vest. If a cumulative three-year EPS target for fiscal 2006, 2007 and 2008 is not achieved, then all of these restricted stock units will be forfeited and cancelled.

OPTION GRANTS IN FISCAL 2006

     The following table sets forth information concerning individual grants of stock options made under the Avaya Inc. 2004 Long Term Incentive Plan during fiscal 2006 to each of the executive officers listed in the Summary Compensation Table.

	Individual Grants
	Number of	% of Total			Potential Realizable Value
	Securities	Options Granted			at Assumed Annual Rates of
	Underlying	to Employees	Exercise or		Stock Price Appreciation for
	Options	During	Base Price	Expiration	Option Term($)(2)
Name	Granted	Fiscal 2006	($/SH)(1)	Date	5%	10%
Donald K. Peterson	206,766	3.2%	$11.175	10/26/2012	$901,373	$2,137,720
Louis J. D’Ambrosio	94,909	1.5%	$11.175	10/26/2012	$413,745	$981,249
	360,750	5.5%	$9.240	7/25/2013	$1,412,837	$3,239,717
Michael C. Thurk	94,909	1.5%	$11.175	10/26/2012	$413,745	$981,249
	315,657	4.9%	$9.240	7/25/2013	$1,236,236	$2,834,759
Pamela F. Craven	67,792	1.0%	$11.175	10/26/2012	$295,532	$700,890
	100,000	1.5%	$9.300	8/02/2013	$377,196	$880,358
Francis M. Scricco	94,909	1.5%	$11.175	10/26/2012	$413,745	$981,249
	100,000	1.5%	$9.300	8/02/2013	$377,196	$880,358
Garry K. McGuire	94,909	1.5%	$11.175	10/26/2012	$413,745	$981,249
____________________

(1)	In accordance with the Avaya Inc. 2004 Long Term Incentive Plan, stock options are granted at the average of the high and low price of a share of Common Stock on the NYSE on the date of grant.

(2)	The potential realizable value uses the hypothetical rates specified by the SEC and is not intended to forecast future appreciation, if any, of our Common Stock price.

AGGREGATE OPTION EXERCISES IN FISCAL 2006
AND VALUES AS OF SEPTEMBER 30, 2006

     The following table sets forth information concerning each exercise of stock options during fiscal 2006 by each of the executive officers listed in the Summary Compensation Table and the value of unexercised options as of September 30, 2006.

			Number of Securities
			Underlying		Value of Unexercised
			Unexercised Options		In-the-Money Options ($)(1)
	Number
	of Shares
	Acquired On	Value
Name	Exercise	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Donald K. Peterson	552,000	4,604,238	5,089,883	277,599	7,652,309	649,624
Louis J. D’Ambrosio	150,000	1,291,500	787,500	518,159	4,790,625	1,365,676
Michael C. Thurk	—	—	1,074,722	452,233	5,050,727	1,071,266
Pamela F. Craven	105,000	867,300	1,138,333	184,459	1,292,381	372,634
Francis M. Scricco	—	—	815,000	194,909	—	239,151
Garry K. McGuire	204,000	1,759,293	1,588,500	132,409	3,276,840	341,651
____________________

(1)	Calculated using the fair market value of a share of Avaya Common Stock on September 29, 2006, which was $11.44 per share.